Exhibit 2.2

Execution Version

PURCHASE AGREEMENT

Among

 INTRAWEST U.S. HOLDINGS INC.,

 INTRAWEST ULC,

 DIAMOND RESORTS CORPORATION,

and

 DIAMOND RESORTS INTERNATIONAL, INC.

Dated as of November 24, 2015

i

ii

iii

SCHEDULES

1.01(a)	Form of Cooperation Agreement

1.01(b)	Sellers’ Knowledge

2.05(l)	Necessary Termination Statements

2.05(m)	Necessary Transaction Terminations

2.05(n)	Necessary Consents

2.07(a)	Adjusted Net Working Capital

2.07(b)	Key Assets

5.16	Form of Club Board Side Letter

Disclosure Schedule

PURCHASE AGREEMENT (this “Agreement”), dated as of November 24, 2015, among INTRAWEST U.S. HOLDINGS INC. (“Intrawest U.S.”), a Delaware corporation, Intrawest ULC d/b/a Intrawest Resort Club Group (“Intrawest ULC”), an Alberta unlimited liability company (each a “Seller,” collectively the “Sellers”), DIAMOND RESORTS CORPORATION, a Maryland corporation (the “Purchaser”), and DIAMOND RESORTS INTERNATIONAL, INC., a Delaware corporation (“DRII”).

WHEREAS, Intrawest U.S. owns all the issued and outstanding shares of Intrawest Resort Ownership U.S. Corporation, a Delaware corporation, Intrawest Ventures, Inc., a Delaware corporation, Intrawest Trading Company, a Delaware corporation, and Extraordinary Escapes Corporation, a Delaware corporation (the “U.S. Shares”);

WHEREAS, Intrawest ULC owns all of the issued and outstanding shares of 6068057 Canada Inc., a Canadian federally chartered corporation (“6068057 Canada”) and 0827965 B.C. Ltd., a British Columbia corporation (“0827965 B.C.”) (collectively, the “Canadian Shares”);

WHEREAS, the Sellers, directly and through the Companies and the Subsidiaries (as defined below) are engaged in the business of developing, selling interests in, and managing (a) a points based timeshare vacation club at certain locations in the United States, Canada and Mexico, (b) a fractional timeshare program with properties located in Zihuatanejo, Mexico and (c) an internal exchange program for members of the vacation club operated through Extraordinary Escapes Corporation (excluding the Excluded Assets and the Excluded Liabilities, the “Business”);

WHEREAS, Intrawest ULC owns and operates certain assets, including the Canadian Owned Real Property (as defined below) that are not owned by the Companies or the Subsidiaries but constitute part of the Business; and

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Business upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

ARTICLE I
 DEFINITIONS

Section 1.01                   Certain Defined Terms.  For purposes of this Agreement:

“Acknowledged Obligations” means the following future or contingent obligations of the Canadian Seller arising from or in relation to the Canadian Purchased Assets or the Canadian Business, but excluding the Excluded Liabilities:

(i)        all future or contingent Liabilities or obligations of the Canadian Seller under any contracts, licenses or permits that constitute Purchased Assets (other than obligations relating to any pre-Closing breach of such contracts, licenses or permits);

(ii)       all unknown or unidentified severance Liabilities, excepting such severance Liabilities related to any Business Employee who does not accept an offer of employment from the Purchaser that is provided pursuant to Section 6.01(a) or (b);

(iii)      all Liabilities or obligations in respect of any warranty to the extent relating to the Canadian Business or the Canadian Purchased Assets (other than obligations relating to any pre-Closing breach of such warranty);

(iv)      all Environmental Liabilities to the extent relating to the Canadian Business or the Canadian Purchased Assets; and

(v)       all Liabilities set forth in Section 2.02(a)(ii)(F) of the Disclosure Schedule.

“Action” means any claim, action, suit, arbitration, investigation or other proceeding by or before any Governmental Authority.

“Adjusted Net Working Capital” means, as of the Effective Time, the net working capital of the Business determined specifically for the purposes of the transactions contemplated hereby in accordance with the methodology set forth on Schedule 2.07(a), excluding the Excluded Assets and the Excluded Liabilities, and to the extent not specified or detailed in such Schedule, consistent with the principles and methodologies utilized in the Historical Financial Statements and in accordance with GAAP.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Ancillary Agreements” means each Bill of Sale, the Deeds, each Assignment of Lease, each Assignment of Owned Real Property Lease, each Assignment of Beneficial Interest, the Assignment of Transferred Intellectual Property, the Assumption Agreement, the Cooperation Agreement and the Mutual Transition Services Agreement.

“Assignment of Beneficial Interest” means an assignment of beneficial interest pursuant to which the applicable Seller assigns, transfers and conveys to the Purchaser all of such Seller’s beneficial right, title and interest in and to the Canadian Owned Real Property for which legal title is held by 6068057 Canada or 0827965 B.C., in such form as may be reasonably agreed upon by the parties in writing.

“Assignment of Lease” means the Assignment of Lease to be executed by the Purchaser and the applicable Seller or its Affiliate at the Closing for each Leased Real Property, in such form as may be reasonably agreed upon by the parties in writing, or in such other form as may be agreed upon by the Parties in writing to effectively transfer the leasehold interest as contemplated hereunder.

“Assignment of Owned Real Property Lease” means the Assignment of Owned Real Property Lease to be executed by the Purchaser and the applicable Seller at the Closing for each lease of Owned Real Property to which such Seller is party as lessor, in such form as may be reasonably agreed upon by the parties in writing, or in such other form as may be agreed upon by the Parties in writing to effectively transfer the leasehold interest as contemplated hereunder.

“Assignment of Transferred Intellectual Property” means the Assignment of Transferred Intellectual Property to be executed by the Sellers at the Closing, in such form as may be reasonably agreed upon by the parties in writing, or in such other form as may be agreed upon by the Parties in writing to effectively transfer the Transferred Intellectual Property as contemplated hereunder.

“Assumed Intracompany Payables” means all accounts or payables recorded on the books of the Business for goods or services owed to Affiliates of the Sellers for resort goods and services, including lodging, ski rental and ski tickets to the extent such accounts are included as current liabilities in Adjusted Net Working Capital (as finally determined pursuant to Section 2.07).

“Assumed Liabilities” means the U.S. Assumed Liabilities and the Canadian Assumed Liabilities.

“Assumption Agreement” means the Assumption Agreement to be executed by the Purchaser and the Sellers at the Closing, in such form as may be reasonably agreed upon by the parties in writing.

“Bill of Sale” means the Bill of Sale and Assignment to be executed by the Sellers at the Closing, in such form as may be reasonably agreed upon by the parties in writing.

“Blue Mountain Parcel” means fee simple ownership of the Real Property more particularly described and shown in Section 3.13(a) of the Disclosure Schedule, together with all and singular rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or anywise pertaining to such Real Property.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or Vancouver.

“Business Real Property” means the Owned Real Property and the Leased Real Property.

“Canadian Business” means collectively, (a) the Sellers’ activities only as they relate primarily to the Business and only to the extent undertaken within or in connection with assets located in Canada, (b) the ULC Owned Resort Points, (c) the Canadian Owned Real Property, (d) the Canadian Shares, (e) the goodwill of the Sellers that relates primarily to the Business and only to the extent attributable to Canada, (f) all other Purchased Assets set forth in Section 2.01(a)(ix) of the Disclosure Schedule, but only if such assets are located in Canada, and (g) all other of the Sellers’ assets that relate solely to the Business and that are located in Canada.

“Canadian Leased Real Property” means any Leased Real Property located in Canada.

“Canadian Owned Real Property” means collectively, the Tremblant Amenities Parcel, the Tremblant Unsold Units, the Blue Mountain Parcel, and the Whistler Unsold Units.

“Canadian Purchased Assets” means all Purchased Assets owned by the Canadian Seller.

“Canadian Seller” means Intrawest ULC.

“Cash and Cash Equivalents” means all cash of the Companies and the Subsidiaries and all marketable instruments of the Companies and the Subsidiaries with an original maturity of three months or less, in each case, as determined in accordance with GAAP.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Club Intrawest” means that certain nonshare, nonprofit corporation formed and existing under the laws of the state of Delaware, bearing the name Club Intrawest.

“Club Real Property” means all Real Property held by or for the benefit of Club Intrawest.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Commercial Software” means commercially available software programs generally available to the public which have been licensed for the conduct of the Business.

“Companies” means Intrawest Resort Ownership U.S. Corporation, Intrawest Ventures, Inc., Extraordinary Escapes Corporation, Intrawest Trading Company, 6068057 Canada and 0827965 B.C.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Companies.

“Competition Act” means the Competition Act (Canada), as amended, and the regulations thereof.

“Confidentiality Agreement” means the Confidentiality Agreement dated July 22, 2015 between DRII and Intrawest ULC.

“Control” (including the terms “controls,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, retail, GST, QST, registration fees, provincial sales, use, value added, transfer, stamp, stock transfer, Real Property transfer, recording and registration duties and similar Taxes, but shall not include any income or capital gains Taxes incurred or payable by the Sellers in connection with the transactions contemplated by this Agreement.

“Cooperation Agreement” means a Cooperation Agreement between the Purchaser and the Sellers, substantially in the form of Schedule 1.01(a), or in such other form as may be reasonably agreed upon by the parties in writing.

“Deed” means, with respect to each parcel of Canadian Owned Real Property, the instrument of conveyance customary to the applicable jurisdiction or the Assignment of Beneficial Interest, as the case may be, to be executed by Intrawest ULC at the Closing in order to convey to the Purchaser Intrawest ULC’s interest, if any, in such parcel of Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof and as amended or supplemented by the Sellers pursuant to the terms hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Effective Time” means 11:59 p.m. PST on the day immediately prior to the Closing Date.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, deed of trust, lien, charge or other encumbrance, other than Permitted Encumbrances.

“Environmental Law” means any applicable Law relating to (a) pollution, contamination, cleanup, protection, reclamation or remediation of the environment, including the Soil Protection and Contaminated Sites Rehabilitation Polity of the Quebec Ministry of Sustainable Development Environment and Fight Against Climate Change, as amended, and all Permits issued pursuant to such Laws, (b) health or safety, or (c) the release, management or regulation of any Hazardous Materials.

“Environmental Liability” means any Liabilities arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including Hazardous Materials, natural resource damages, and related in any way to the Business, the Purchased Assets or the Assumed Liabilities or to this Agreement or its subject matter, in each case whether arising or incurred before, at or after the Closing.

“Environmental Permits” means any Permit required under or issued pursuant to any applicable Environmental Law.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Sellers, the Companies and the Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Fraud” means actual and intentional fraud with respect to the making of representations and warranties pursuant to Article III (in the case of the Sellers) or Article IV (in the case of the Purchaser); provided, that such actual and intentional fraud shall only be deemed to exist if a party makes a knowing and intentional misrepresentation of a material fact with the intent that another party rely on such fact, coupled with such other party’s detrimental reliance on such fact, under circumstances that constitute common law fraud under applicable Law (which, for purposes of any claim brought under Article IX of this Agreement, in accordance with Section 11.12 of this Agreement, shall be the Laws of the State of New York).

“GAAP” means generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved (a) in Canada, with respect to the accounting practices of Club Intrawest and (b) in the United States, with respect to the accounting practices of the Sellers, the Companies and the Subsidiaries.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, direction, writ, judgment, injunction, decree, stipulation, determination or award issued or entered by or with any Governmental Authority.

“Hazardous Material” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material, waste or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant under any Environmental Law.

“Indebtedness” means, collectively and without duplication, the following liabilities and obligations of a Person: (i) any indebtedness (and any pay-in-kind or deferred interest and any prepayment premiums with respect thereto) for money borrowed, whether secured or unsecured, including that evidenced by notes, bonds, indentures, debentures or other instruments and any interest accrued thereon; (ii) the capitalized portion of all outstanding obligations under capital leases and purchase money obligations (in each case other than with respect to trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of the applicable Person’s business); (iii) any amounts in each case owed with respect to letters of credit, surety bonds, bank guarantees and similar instruments (in each case solely to the extent drawn); (iv) all indebtedness of others secured by any mortgage, lien, pledge, or other Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (v) obligations under interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof); (vi) any obligations for the deferred purchase price of goods and services for which such Person is liable (excluding, for the avoidance of doubt, trade payables and accounts payable incurred or arising in the Ordinary Course of Business to the extent not paid at or prior to the Closing), including any current earn-out liabilities associated with past acquisitions; (vii) accrued but unpaid interest on any obligation described in clauses (i) through (vi) above; (viii) any outstanding guaranties of obligations of the type described in clauses (i) through (vi) above; and (ix) obligations in respect of accrued but unpaid dividends; provided, that none of any one of the following obligations (nor any guarantee obligation in respect thereof) or any accrued and unpaid interest on any of the foregoing or any breakage costs, penalties, additional interest, premiums, fees or other costs and expenses associated with the prepayment or redemption of any of the foregoing shall constitute “Indebtedness”: (A) any Intracompany Payables or Intracompany Receivables among any of the Sellers or the Companies on the one hand, and any other Company, on the other hand; (B) indebtedness in the form of cash on deposit with a bank or other financial institution, or arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by any Person in the Ordinary Course of Business against insufficient funds, or in respect of netting services, overdraft protections, the endorsement of instruments or otherwise in connection with customary deposit accounts; (C) obligations in respect of workers’ compensation claims, health, disability or other employee benefits; property casualty or liability insurance; take-or-pay obligations in supply arrangements; self-insurance obligations; performance, bid, surety, custom, utility and advance payment bonds or performance and completion guaranties (in each case to the extent entered into in the Ordinary Course of Business); (D) customary obligations under indemnification, incentive, non-compete, consulting or deferred compensation arrangements, customary indemnification obligations to purchasers in connection with acquisitions, dispositions or divestitures, deferred purchase price obligations, or other similar arrangements; or (E) current liabilities included in the Adjusted Working Capital.

“Indemnified Party” means a Purchaser Indemnified Party or a Sellers Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 9.02 and the Purchaser pursuant to Section 9.03, as the case may be.

“Indemnified Taxes” means (i) any Taxes of or imposed on any of the Companies or the Subsidiaries with respect to, or based upon, any period (or portion of any period) ending on or before the Closing Date, including any Taxes allocable (determined according to Section 7.02) to the portion of any Straddle Period ending on or before the Closing Date; (ii) any Taxes related to the Purchased Assets and/or the Business for any period (or portion of any period) ending on or before the Closing Date, including any Taxes allocable (determined according to Section 7.02) to the portion of any Straddle Period ending on or before the Closing Date, (iii) any Taxes of any Person imposed on any of the Companies or the Subsidiaries as a successor or transferee or pursuant to any Law with respect to, or based upon, any period (or portion of a period) ending on or before the Closing Date and (iv) all Taxes of any Person allocable (determined according to Section 7.02) to any period or portion of a period prior to the Closing Date, for which any of the Companies or the Subsidiaries may be liable by virtue of Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under applicable Law); provided, that Indemnified Taxes shall not include Taxes (A) resulting from any act, transaction or omission of the Purchaser, any Company or any Subsidiary occurring on the Closing Date, but after the Closing, that is not in the Ordinary Course of Business or (B) attributable to the failure by the Purchaser or any Affiliate thereof to satisfy any of its obligations pursuant to this Agreement.

“Intellectual Property” means intellectual property, confidential information and proprietary information, in any and all media, including digital, and in any jurisdiction, including all (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, (e) websites and the contents thereof, (f) computer programs, including operating systems, applications, routines, interfaces, and algorithms and (g) registrations and applications for registration of the foregoing.

“Intracompany Payables” means all account, note or loan payables recorded on the books of the Business for goods or services purchased by or provided to the Business by the Sellers or any of their Affiliates (other than the Companies or the Subsidiaries), or advances (cash or otherwise) or any other extensions of credit from the Sellers or any of their Affiliates (other than the Companies or the Subsidiaries) to the Business; but, specifically excluding any Assumed Intracompany Payable.

“Intracompany Receivables” means all account, note or loan Receivables recorded on the books of the Business for goods or services sold by or provided by the Business to the Sellers or any of their Affiliates (other than the Companies or the Subsidiaries), or advances (cash or otherwise) or any other extensions of credit to the Sellers or any of their Affiliates (other than the Companies or the Subsidiaries) by the Business.

“Inventories” means inventory or supplies owned by any of the Sellers, the Companies or the Subsidiaries used primarily in connection with the operation of the Business, including paper goods, brochures, office supplies, unopened food and beverage inventory, liquor inventory, chinaware, glassware, flatware, table linens, bed linens, soap, gasoline, fuel, oil, and other operational and guest supplies currently located at the Owned Real Property, the Leased Real Property and the Club Real Property subject to depletions, replacements and additions in the ordinary course of operating the Business.

“IRS” means the Internal Revenue Service of the United States.

“Key Assets” means the line items of assets specified on Schedule 2.07(b).

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, requirement or rule of law (including common law).

“Leased Real Property” means (i) the Real Property leased by any Seller or an Affiliate, in each case as tenant, that relates solely to the Business, and (ii) the Real Property leased by any Company or any Subsidiary, in each case as tenant, together with (iii) all buildings and other structures, facilities or improvements currently or hereafter located on such Real Property, to the extent included in the lease for such Real Property, (iv) all fixtures, systems, equipment and items of personal property of any Seller, Company or Subsidiary currently or hereafter attached or appurtenant to such Real Property, that relate primarily to the Business, any Company or any Subsidiary and (v) all easements, licenses, rights and appurtenances relating to the foregoing; but, for the avoidance of doubt, excluding any Real Property used or occupied by any Seller, Company or Subsidiary pursuant to a kiosk license agreement.

“Liabilities” means any and all debts, liabilities, obligations and costs (including the cost of any investigation, testing, compliance, remedial or response action), consequential damages, loss or expense (including reasonable and incurred attorney’s fees, including those incurred on a solicitor-client basis, and consultant’s fees and expenses), whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or direct or indirect, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means a material adverse effect on the assets, properties or financial condition of the Business, taken as a whole; but none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”:  (a) events, circumstances, changes or effects that generally affect the industries in which the Business operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, whether domestic or international in either case, including changes or disruptions in financial currency exchange, real property, labor or commodities markets, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any rescission rights exercised by consumers purchasing Resort Points or cancelled hotel reservations, (d) any reduction in the price of services or products offered by the Business in response to the reduction in price of comparable services or products offered by a competitor, (e) any changes in applicable Law or accounting rules (including GAAP), (f) any events, circumstances, changes or effects that result from any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser, (g) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, (h) acts of God, and (i) any change of climate or weather.

“Ordinary Course of Business” means, with respect to any action of the Sellers, the Companies or any Subsidiaries, any action taken if (a) such action is taken in the ordinary course of business in the context of the Business’ operations or the industry in which the Business operates, and (b) such action is similar in nature and magnitude to actions customarily taken without any extraordinary approvals, but excluding approvals typically obtained in the ordinary course of business.  Irrespective of whether reference to the “Ordinary Course of Business” is made in relation to a specific Person, any Seller, Company or Subsidiary, reference to the “Ordinary Course of Business” will be deemed to be a reference to the ordinary course of business of the Business as a whole.

“Owned Intellectual Property” means the Company Intellectual Property together with the Transferred Intellectual Property.

“Owned Real Property” means (a) the Canadian Owned Real Property and (b) the Real Property owned by any Company or Subsidiary, as more particularly described in Section 3.13(a) of the Disclosure Schedule, together with all systems, equipment and items of personal property of any Seller, Company or Subsidiary, used solely in the Business, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permits” means all permits, filings, franchises, certificates, licenses, notices, Governmental Orders, variances, waivers, consents, registrations, approvals, authorizations and similar rights.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of any Seller, Company or Subsidiary, as the case may be, there is no registration on title to any Purchased Assets, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), in each case, provided that such liens are not registered against title to any of the Purchased Assets, (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by any Governmental Authority or contained in any concession for the use of federal maritime zone which do not materially interfere with the present use of the Purchased Assets and (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other encumbrances (including terms, conditions and restrictions imposed by any condominium regime) registered against title to the Real Property as of the date hereof and other similar matters of record set forth in any state, local or municipal franchise under which the Business is conducted which do not materially interfere with the present use of the Purchased Assets, (e) all covenants, conditions, restrictions, easements, charges, rights-of-way, and other encumbrances registered against title to the Canadian Owned Real Property and set forth on the Title Policy, (f) any other matters which would be disclosed by an accurate survey or inspection of the Owned Real Property or Leased Real Property that do not materially impair the occupancy or current use of the so encumbered Real Property and (g) any encumbrances covered by, but not necessarily excepted from, any of the Title Policies.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Act.

“Planning Act (Ontario)” means the Planning Act R.S.O. c.P. 13 or such statute as may be amended or replaced from time to time and all regulations promulgated thereunder.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the date of the Closing.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.

“Privacy Law” means any Law governing or regulating the collection, use or disclosure of non-public information about an identifiable individual.

“Purchase Price” means $85,000,000, representing the sum of $20,405,491 for the U.S. Shares and $64,594,509 for the remaining Purchased Assets.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Sellers in a written notice to the Purchaser at least five Business Days before the Closing.

“Purchaser’s Accountants” means PricewaterhouseCoopers LLP, independent accountants of the Purchaser.

“Real Property” means all real or immoveable property, including all land, all buildings, improvements and fixtures erected thereon, and all appurtenances related thereto.

“Real Property Leases” means the lease agreements pursuant to which the Seller or an Affiliate, Company or Subsidiary, as tenant, has leased the Leased Real Property, together with the lease agreements pursuant to which the Seller or an Affiliate, Company or Subsidiary, as landlord, has leased the Owned Real Property; but, for the avoidance of doubt, excluding any kiosk license agreement.

“Receivables” means any and all accounts receivable, notes and other amounts receivable by the Business from third parties, including customers, to the extent arising solely from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Resort Points” are the currency of use sold by any of the Sellers, the Companies and their Subsidiaries as part of the operation of the Business to consumers who thereby acquire a proportionate right to occupy the Club Real Property.

“Securities Act” means the Securities Exchange Act of 1934, as amended.

“Seller Benefit Plan” means each Plan except a Plan sponsored or maintained solely by a Company or a Subsidiary.

“Seller Transaction Expenses” means (i) all out-of-pocket, third party fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors, accountants or other advisors incurred prior to Closing by the Sellers, the Companies or the Subsidiaries in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) subject to any restrictions or limitations set forth in Section 6.01, all change of control, severance, bonus or similar payments due by any Seller to any Person under any plan, agreement or arrangement of any Seller, the Companies and the Subsidiaries, which obligation, in each case, is payable or becomes due solely as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all Taxes that are payable in connection with the payment of such obligations (but expressly excluding any severance obligations that may be due by any Seller as a result of the Purchaser’s determination not to offer employment to a non-U.S. Business Employee in contravention of the requirements of Sections 6.01(a) and (b)); and (iii) any Conveyance Taxes that are the responsibility of the Sellers as determined pursuant to Section 7.06.

“Sellers’ Accountants” means KPMG, independent accountants of the Sellers.

“Sellers’ Knowledge,” “Knowledge of the Sellers,” “Knowledge of such Seller,” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed in Schedule 1.01(b) as of the date of this Agreement for each such Seller (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Shares” means the U.S. Shares and the Canadian Shares.

“Straddle Period” means any taxable period beginning on or prior to the date of the Closing and ending after the date of the Closing.

“Subsidiaries” means Resort Ventures Limited Partnership, a California limited partnership, Club Intrawest Mexico Food and Beverage, S. de R.L. de C.V., a Mexican limited liability entity and Club Intrawest Management, S. de R.L. de C.V., a Mexican limited liability entity.

“Target Adjusted Net Working Capital” means ($1,790,000).

“Tax” or “Taxes” means any and all foreign, federal, provincial, state or local income, gross receipts, capital gains, franchise, estimated, alternative minimum, add-on minimum, sales, retail, goods and services, harmonized sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupancy, ad valorem, premium, windfall profit, environmental, real property, personal property, capital stock, social security, payroll, license, employment or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts (whether disputed or not) in respect of the foregoing.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Transferred Intellectual Property” means the Intellectual Property owned by any Seller that relates solely to the Business, as set forth in Section 2.01(a)(xvi) of the Disclosure Schedule.

“Tremblant Amenities Parcel” means the ownership interest in the Real Property more particularly described in Section 3.13(a) of the Disclosure Schedule, together with all and singular rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or anywise pertaining to such Real Property, as well as all fixtures, equipment and items of personal property of any Seller attached or appurtenant thereto used solely in the Business.

“Tremblant Unsold Units” means the ownership interest in the Real Property more particularly described in Section 3.13(a) of the Disclosure Schedule, and including all fixtures and items of personal property of any Seller attached or appurtenant thereto used solely in the Business and all easements, licenses, rights and appurtenances relating to the foregoing.

“ULC Owned Resort Points” means the Resort Points owned by Intrawest ULC.

“Whistler Unsold Units” means fee simple ownership in the Real Property more particularly described in Section 3.13(a) of the Disclosure Schedule, together with all fixtures and items of personal property of any Seller attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

Section 1.02                   Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“6068057 Canada”	Recitals
“0827965 B.C.”	Recitals
“Agreement”	Preamble
“Business”	Recitals
“Business Employee,” “Business Employees”	Section 3.15(a)
“Canadian Assumed Liabilities”	Section 2.02(a)(ii)
“Canadian Shares”	Recitals
“Cap”	Section 9.04(b)
“Closing,” “Closing Date”	Section 2.04
“Closing Payment Obligation”	Section 2.08
“Closing Payment Obligation Conditions”	Section 2.08
“Closing Statements”	Section 2.07(b)
“Closing Statement of Adjusted Net Working Capital”	Section 2.07(b)
“Closing Statement of Key Assets”	Section 2.07(b)
“Club Board Side Letter”	Section 5.16
“Computer System”	Section 3.12(f)
“Confidential Information”	Section 5.03(c)
“Deductible”	Section 9.04(b)
“Deutsche”	Section 3.18
“Delayed Consent,” “Delayed Consents”	Section 5.13
“Disputed Matters”	Section 2.07(c)(ii)(A)
“DRII”	Preamble
“EMA”	Section 3.11
“Embargoed Person”	Section 3.10(c)
“Environmental Information”	Section 3.11
“ERISA”	Section 3.15(h)
“Estimated Closing Statement of Adjusted Net Working Capital”	Section 2.07(a)
“Estimated Closing Statement of Key Assets”	Section 2.07(a)
“ETA”	Section 3.16(b)
“Excluded Assets”	Section 2.01(b)
“Excluded Company Assets”	Section 2.01(b)
“Excluded Liabilities”	Section 2.02(b)

Definition	Location

“Excluded Rights of Action”	Section 2.01(b)(x)
“Existing Stock”	Section 5.05(c)
“Financial Statements”	Section 3.06
“Fundamental Representations”	Section 9.01
“GST”	Section 3.16(b)
“Historical Financial Statements”	Section 3.06
“HQ Lease”	Section 5.04(f)
“Independent Accounting Firm”	Section 2.07(c)(ii)(A)
“Independent Report”	Section 2.07(c)(ii)(B)
“Interim Financial Statements”	Section 3.06
“Intrawest ULC”	Preamble
“Intrawest U.S.”	Preamble
“ITA”	Section 3.15(h)
“Loss,” “Losses”	Section 9.02
“Material Contract,” “Material Contracts”	Section 3.17(a)
“Mutual Transition Services Agreement”	Section 5.10
“Pender”	Section 2.01(b)(xiii)
“Plan,” “Plans”	Section 3.15(h)
“Privileged Information”	Section 5.03(c)
“Proposal”	Section 2.07(c)(ii)(C)
“Purchaser”	Preamble
“Purchased Assets”	Section 2.01(a)
“Purchaser Indemnified Party”	Section 9.02
“Purchaser Savings Plan”	Section 6.06
“QST”	Section 3.16(b)
“QSTA”	Section 3.16(b)
“Retained Names and Marks”	Section 5.05(a)
“Savings Plan”	Section 6.06
“Seller,” “Sellers”	Preamble
“Sellers Indemnified Party”	Section 9.03
“Successful Proposal”	Section 2.07(c)(ii)(D)
“Tangible Personal Property”	Section 2.01(a)(ix)
“Tax Contest”	Section 7.03(a)
“Termination Date”	Section 10.01(a)
“Third Party Claim”	Section 9.05(b)
“Title Company”	Section 2.05(d)
“Title Policy”	Section 2.05(d)
“Transaction Personal Information”	Section 5.03(d)
“Transferred Employees”	Section 6.01(b)
“Transferred Non-U.S. Employee,” “Transferred Non-U.S. Employees”	Section 6.01(b)
“Transferred U.S. Employee,” “Transferred U.S. Employees”	Section 6.01(a)
“U.S. Assumed Liabilities”	Section 2.02(a)(i)
“U.S. Employee”	Section 6.01(a)

Definition	Location

“U.S. Shares”	Recitals
“WARN”	Section 6.05

Section 1.03              Interpretation and Rules of Construction.

(a)            In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)             when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(ii)            the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)          references to a Person are also to its successors and permitted assigns;

(viii)         the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(ix)            all references to amounts within parentheses shall mean the negative amount of such number; and

(x)             all references to dollars or “$” shall mean United States dollars unless expressly indicated otherwise.

(b)           This Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted, and shall be deemed to be jointly drafted.

ARTICLE II
 PURCHASE AND SALE

Section 2.01                   Purchase and Sale of Assets.

(a)           Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances), all of each Sellers’ right, title and interest in and to all of the following assets wherever located, but excluding the Excluded Assets set forth in Section 2.01(b) below (the “Purchased Assets”):

(i)             the Shares;

(ii)            the Restated Management Agreement between Club Intrawest and Intrawest ULC, dated March 26, 2009;

(iii)           all applicable sub-management agreements that are listed on Section 2.01(a)(iii) of the Disclosure Schedule;

(iv)          all right, title and interest of Intrawest ULC as a “Declarant” under the Nineteenth Amended and Restated Master Declaration between Club Intrawest and Intrawest ULC, dated May 30, 2012;

(v)            all right, title and interest of Intrawest ULC under all trust agreements, trust indenture agreements and similar agreements relating to the Club Property (if any);

(vi)           all right, title and interest of Intrawest ULC as a secured party under (i) all purchase agreements providing for financing to the member of Club Intrawest and (ii) all related promissory notes and security agreements;

(vii)          the Canadian Owned Real Property (which, for greater certainty, shall not include the legal title to the Blue Mountain Parcel or the Whistler Unsold Units, which shall remain vested in 6068057 Canada and 0827965 B.C., respectively);

(viii)         the Canadian Leased Real Property;

(ix)           the tangible personal property including equipment, furniture, office equipment, maintenance tools and materials, and other similar personal property not normally included in inventory, that relates primarily to the Business or that is otherwise listed on Section 2.01(a)(ix) of the Disclosure Schedule (collectively, the “Tangible Personal Property”);

(x)             all of the Sellers’ rights under warranties, indemnities and all similar rights against third parties that relate primarily to, and only to the extent that they relate to, any Purchased Assets, and all claims in respect of deposits, prepayments, prepaid expenses, charges, fees and refunds and rights of set off against third parties that relate primarily to the Business;

(xi)            the Receivables;

(xii)           the trust accounts of the Companies and the Subsidiaries, and any cash in such accounts as of Closing;

(xiii)         the bank accounts of the Companies and the Subsidiaries, but only to the extent transferrable (specifically excluding the assets set forth in Section 2.01(b)(ii) below);

(xiv)         copies of all books, records, ledgers, files, documents, correspondence, customer files, suppliers lists, vendor lists, plats, architectural plans, drawings and specifications, creative materials, studies, reports, regulatory filings and approvals, and other similar printed or written commercial materials, that relate solely to the Business, the Owned Real Property or the Leased Real Property;

(xv)          the goodwill that relates solely to the Business;

(xvi)         the Transferred Intellectual Property;

(xvii)        the sales, advertising and promotional materials, customer lists and other sales-related materials of the Sellers that relate primarily to the Business;

(xviii)       excluding this Agreement, the Ancillary Agreements and all agreements, contracts, arrangements and licenses between any Seller and any third party relating to the transactions contemplated by this Agreement, all agreements, contracts, arrangements and licenses that relate primarily to the Business;

(xix)          the Inventories;

(xx)           the municipal, provincial, state and federal Permits, and agreements, held or used by any Seller, the Companies or the Subsidiaries primarily in connection with the Business, but only to the extent transferable under applicable Law;

(xxi)          the Resort Points;

(xxii)         the amount of, and any and all rights to, any insurance proceeds received by any Seller after the Closing Date in respect of any loss, destruction or condemnation of any other Purchased Assets occurring after the Closing or relating to any Assumed Liabilities, except to the extent that such proceeds constitute a reimbursement of costs and expenses incurred by such Seller in respect of any such loss, destruction or condemnation;

(xxiii)        all rights to any action, suit or claim of any nature relating to the Business (other than the Excluded Rights of Action); and

(xxiv)        all current assets of the Business included in the final determination of Adjusted Net Working Capital.

(b)            Excluded Assets. Notwithstanding anything in Section 2.01(a) to the contrary, the Sellers (and the Companies and the Subsidiaries, as applicable) shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Sellers’ (and the Companies’ and the Subsidiaries’, as applicable) right, title and interest in or to any assets of any Seller, Company or Subsidiary not expressly included in the Purchased Assets, wherever located (collectively, the “Excluded Assets”), including:

(i)            the Purchase Price Bank Account and all bank accounts and trust accounts of the Sellers, and Cash and Cash Equivalents, securities, and negotiable instruments of any Seller in such accounts, on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of any Seller or any Affiliate (including funds held in escrow during statutory rescission periods applicable to the sale of the Resort Points pursuant to any Law or requirement of any applicable Government Authority);

(ii)            any Cash and Cash Equivalents, and all cash residing in any collateral cash account securing any obligation or contingent obligation of any Seller or any Affiliate (including funds held in escrow during statutory rescission periods applicable to the sale of the Resort Points pursuant to any Law or requirement of any applicable Government Authority);

(iii)           any shares of capital stock or other equity interests of any Seller or its subsidiaries other than of the Companies and the Subsidiaries;

(iv)          the corporate seals, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Sellers, as well as any other records or materials relating to any Seller not solely related to the Purchased Assets or the operations of the Business;

(v)            any right, property or asset that is listed or described in Section 2.01(b)(v) of the Disclosure Schedule;

(vi)          all Seller Benefit Plans and all employee-related or employee benefit-related files or records, other than personnel files of the Transferred Employees, subject to compliance with applicable Laws;

(vii)          all Intellectual Property that is not Transferred Intellectual Property;

(viii)         the Retained Names and Marks;

(ix)            all rights of the Sellers under this Agreement and the Ancillary Agreements;

(x)            except to the extent related to any Assumed Liabilities, all rights to any action, suit or claim of any nature arising, accruing or available to or being pursued by Seller (whether by way of counterclaim or otherwise), in each case, prior to the Closing Date (the “Excluded Rights of Action”);

(xi)            any Tax Returns of the Sellers or their respective Affiliates;

(xii)           any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to Indemnified Taxes in accordance with this Agreement;

(xiii)         any Resort Points and related timeshare interest sold by Intrawest ULC prior to the Closing for which any rescission period under applicable Law will not expire until following the Closing (each such sale, a “Pender”); provided, however, if such Pender is rescinded in a manner consistent with applicable Law, the timeshare interest that was the subject of such Pender shall be deemed a Purchased Asset;

(xiv)         all current and prior insurance policies of the Sellers and all rights of any nature with respect thereto, including all insurance proceeds thereunder and rights to assert claims with respect to any such insurance proceeds occurring in respect of any loss, destruction or condemnation of any Purchased Assets prior to the Closing or relating to any Excluded Liabilities; and

(xv)          all privileged communications as well as all communications, notes, files and documents with advisors (legal or otherwise) in connection with structuring, negotiating and consummating the transactions contemplated by this Agreement.

 Notwithstanding the foregoing, each Company’s and each Subsidiary’s right, title and interest in or to assets of such Company or such Subsidiary shall be Excluded Assets only to the extent specifically set forth in this Section 2.01(b) (such assets, the “Excluded Company Assets”).

(c)            Assets of the Companies.  The parties agree that (i) notwithstanding anything to the contrary contained in this Section 2.01, any assets that are owned, leased or licensed directly by any Company or any Subsidiary shall constitute “Purchased Assets” regardless of whether such assets are specifically designated as Purchased Assets in Section 2.01(a) (but specifically excluding any Excluded Company Assets), and (ii) any Purchased Assets that are held directly or indirectly by the Companies and the Subsidiaries shall be transferred by the transfer of the applicable Shares and shall not otherwise be directly transferred to the Purchaser.

Section 2.02                   Assumption and Exclusion of Liabilities.

(a)            Assumed Liabilities.

(i)             U.S. Assumed Liabilities.  At Closing, subject to the terms and conditions of this Agreement and the Ancillary Agreements, the Purchaser shall and agrees to assume, pay, perform and discharge when due, any and all of the Liabilities (whether arising or in respect of the periods before or after Closing) of the Sellers to the extent related to the Business or the Purchased Assets located in the United States, including in any case the Liabilities (whether arising or in respect of the periods before or after Closing) of the Companies and the Subsidiaries and those listed in this Section 2.02(a)(i) below; but, excluding the Canadian Assumed Liabilities and the Excluded Liabilities set forth in Section 2.02(b) below (collectively, the “U.S. Assumed Liabilities”).  The U.S. Assumed Liabilities include, but are not limited to, the following:

(A)           all Liabilities of any Seller arising under the contracts comprising Purchased Assets located in the United States to be performed after the Closing (whether accrued before or after the Closing), or to the extent included as current liabilities in the Adjusted Net Working Capital (as finally determined in accordance with Section 2.07);

(B)           all Liabilities in respect of the Business Employees located in the United States for which the Purchaser is responsible pursuant to Article VI;

(C)           all Environmental Liabilities to the extent relating to the Business or the Purchased Assets located in the United States;

(D)           all Liabilities for (x) Taxes arising as a result of the Purchaser’s operation of the Business or ownership of the Purchased Assets after the Closing Date as allocated in accordance with Section 7.02 and (y) any Conveyance Taxes that are the responsibility of the Purchaser as determined pursuant to Section 7.06;

(E)            all Liabilities set forth in Section 2.02(a)(i)(E) of the Disclosure Schedule.

(ii)            Canadian Assumed Liabilities.  At Closing, subject to the terms and conditions of this Agreement and the Ancillary Agreements, the Purchaser shall and agrees to assume, pay, perform and discharge when due, any and all of the Liabilities (whether arising or in respect of the periods before or after Closing) of the Sellers to the extent related to the Canadian Business or the Canadian Purchased Assets, including those listed in this Section 2.02(a)(ii) below; but, excluding the U.S. Assumed Liabilities, the Excluded Liabilities set forth in Section 2.02(b) below and the Acknowledged Obligations (collectively, the “Canadian Assumed Liabilities”).  The Canadian Assumed Liabilities include, but are not limited to, the following:

(A)          all Liabilities of any Seller arising under the contracts comprising Purchased Assets located in Canada to be performed after the Closing (whether accrued before or after the Closing), or to the extent included as current liabilities in the Adjusted Net Working Capital (as finally determined in accordance with Section 2.07);

(B)           all Liabilities in respect of the Transferred Employees located in Canada (other than such Liabilities to the extent arising out of any violations of applicable Law prior to Closing);

(C)           all Liabilities in respect of the Business Employees located in Canada for which the Purchaser is responsible pursuant to Article VI;

(D)           all Environmental Liabilities to the extent relating to the Business or the Purchased Assets located in Canada.

(E)            all Liabilities for (x) Taxes arising as a result of the Purchaser’s operation of the Business or ownership of the Purchased Assets after the Closing Date as allocated in accordance with Section 7.02 and (y) any Conveyance Taxes that are the responsibility of the Purchaser as determined pursuant to Section 7.06; and

(F)            all Liabilities set forth in Section 2.02(a)(ii)(F) of the Disclosure Schedule.

For the avoidance of doubt, nothing in this Section 2.02(a) shall relieve any Seller of any Liability, or otherwise affect or limit the Liability of any Seller, under this Agreement resulting from any misrepresentation or breach of any representation or warranty contained in Article III of this Agreement or any breach or non-performance of any covenant made by any Seller hereunder.

(b)            Excluded Liabilities.  The Sellers shall retain, and shall be responsible for paying, performing and discharging, and the Purchaser shall not assume or have any responsibility for, only the following Liabilities (whether arising or in respect of the periods before or after Closing) (the “Excluded Liabilities):

(i)             all Liabilities to the extent relating to the Excluded Assets;

(ii)            Intracompany Payables;

(iii)           any Indebtedness of any Seller, if any, incurred at any time, and Indebtedness of any Company or any Subsidiary incurred prior to Closing; but, expressly excluding the capitalized portion of all outstanding obligations under capital leases for office equipment used in the Ordinary Course of Business;

(iv)           all Seller Transaction Expenses;

(v)            any Liabilities in excess of $100,000 in the aggregate arising out of any Action pending and served prior to the Closing Date or threatened in writing prior to the Closing Date, in each case, against any Company, Subsidiary or the Sellers;

(vi)           any claims of any Seller or any of its Affiliates against the Companies, the Subsidiaries or the Business (other than under or relating to this Agreement or the Ancillary Agreements) relating to any period prior to the Closing;

(vii)         all Liabilities to the extent relating to Indemnified Taxes and any Conveyance Taxes that are the responsibility of the Sellers as determined pursuant to Section 7.06 (for greater certainty, not including GST and QST);

(viii)         all Liabilities, including, without limitation, commissions, relating to Penders; and

(ix)            the Sellers’ obligations under this Agreement and the Ancillary Agreements.

Section 2.03                   Purchase Price.  At Closing, the Purchaser shall pay to the Sellers the Purchase Price by wire transfer of immediately available funds in accordance with the wire instructions set forth on Section 2.03 of the Disclosure Schedule.

Section 2.04                   Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing conducted by telephone conference call or through electronic correspondence or held at the offices of Dechert, LLP, 633 W. 5th St, 37th Floor, Los Angeles, CA 90071 at 10:00 a.m. Los Angeles time on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 8.01 and Section 8.02 (other than conditions that by their nature are satisfied at Closing), or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the “Closing”, or the “Closing Date”).

Section 2.05                   Closing Deliveries by the Sellers.  At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a)            stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(b)           the Bill of Sale;

(c)            duly executed Deeds and such other instruments, in form and substance reasonably satisfactory to the Purchaser, as may be reasonably required to cause the transfer of the Canadian Owned Real Property to the Purchaser; together with, as regards the Blue Mountain Parcel, any required consent under the Planning Act (Ontario), or if such a consent is not required then the applicable Deed shall include the statements contemplated in Section 50(22) of the Planning Act (Ontario) completed by the relevant Sellers and their respective attorneys;

(d)           a preliminary commitment to issue a standard commercial owner’s policy of title insurance (a “Title Policy”) by Chicago Title Insurance Company (the “Title Company”), in the amount of the fair market value of the applicable Owned Real Property (as reasonably determined by the Sellers and the Purchaser), dated, or updated to, the date of Closing, insuring, or committing to insure, the Purchaser’s good and marketable title in fee simple, or equivalent, to each parcel of Owned Real Property, which Title Policy will include an endorsement for gap coverage and which will otherwise be in form and substance reasonably acceptable to the Purchaser; provided that, the Purchaser acknowledges and agrees that the Sellers shall have no obligation to deliver surveys of any Real Property and, notwithstanding anything to the contrary in this Agreement, the Title Policy may include customary exceptions to coverage relating to matters of survey and certain special endorsements that require a survey for their issuance may not be available, and that the premium for the Title Policy will be paid by the Purchaser;

(e)            executed counterparts of the Assumption Agreement;

(f)             executed counterparts of each Assignment of Beneficial Interest, each Assignment of Lease for each Canadian Leased Real Property, and each Assignment of Owned Real Property Lease;

(g)           executed counterparts of every other Ancillary Agreement;

(h)           such other instrument of transfer and assumption reasonably required to effect the transfers of Purchased Assets and assumption of Assumed Liabilities as contemplated hereunder, in form and substance reasonably satisfactory to the Purchaser;

(i)             a true and complete copy, certified by the Secretary or an Assistant Secretary of each Seller, of the resolutions duly and validly adopted by the Board of Directors of such Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(j)             the GST and QST elections referred to in Section 7.07(b), if applicable;

(k)            a certificate of a duly authorized officer of each Seller certifying as to the matters set forth in Section 8.02(a);

(l)             termination statements on Form UCC-3 (or the equivalent under applicable Law) and other releases (including releases of mortgages, deeds of trust and similar security instruments), which, when filed, will release and satisfy the Encumbrances on the Purchased Assets (other than Permitted Encumbrances) that are set forth on Schedule 2.05(l), together with the proper authority to file such termination statements and other releases at and after the Closing, in form and substance reasonably acceptable to the Purchaser;

(m)          evidence of the termination of those transactions between the Companies and the Subsidiaries, on the one hand, and the Sellers and their Affiliates, on the other hand, set forth on Schedule 2.05(m);

(n)           the consents, waivers, approvals and authorizations set forth in Schedule 2.05(n);

(o)           a non-foreign person affidavit from Intrawest U.S. in the form of Treasury Regulations Section 1.1445-2(b)(2) dated as of the Closing Date; and

(p)           a certificate of the secretary of each Seller, each Company and each Subsidiary attaching (i) certificates of good standing of such entity, dated not more than 30 calendar days prior to the Closing Date, from the applicable Governmental Authority of the jurisdiction of such entity’s formation and, for each Company and each Subsidiary only, from each jurisdiction in which such entity is qualified to do business; (ii) a copy of the articles of organization (or comparable instrument) of such entity, certified by the applicable Governmental Authority of the jurisdiction of such entity’s formation as of a date not more than 30 calendar days prior to the Closing Date; (iii) a correct and complete copy of the current organizational documents of such entity; (iv) a correct and complete copy of the resolutions of the board of directors (or comparable governing body) of such entity authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which such entity is a party and the consummation of the Transactions; and (v) incumbency and specimen signature certificates with respect to the officers of such entity.

Section 2.06                   Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Sellers:

(a)            the Purchase Price, as adjusted pursuant to Section 2.07(a), by wire transfer in immediately available funds to the Purchase Price Bank Account or to such other accounts as directed reasonably in advance of Closing by the Sellers;

(b)           executed counterparts of the Assumption Agreement;

(c)           executed counterparts of each Assignment of Lease for each Canadian Leased Real Property, and each Assignment of Owned Real Property Lease;

(d)           executed counterparts of every other Ancillary Agreement;

(e)            such other instrument of transfer and assumption reasonably required to effect the transfers of Purchased Assets and assumption of Assumed Liabilities as contemplated hereunder, in form and substance reasonably satisfactory to the Sellers;

(f)            a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(g)           the GST and QST elections referred to in Section 7.07(b), if applicable; and

(h)           a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a).

Section 2.07                   Post-Closing Adjustment of Purchase Price.  The Purchase Price shall be subject to adjustment at Closing and following Closing as specified in this Section 2.07:

(a)            Estimated Closing Statements.  After the close of business Los Angeles time on the Business Day prior to the Closing Date, the Sellers shall deliver to the Purchaser (i) an estimated statement of the Adjusted Net Working Capital as of the Effective Time (the “Estimated Closing Statement of Adjusted Net Working Capital”), and (ii) an estimated statement of the book value of the Key Assets as of the Effective Time (the “Estimated Closing Statement of Key Assets”) together with a certification from an officer of the Business that each of the Estimated Closing Statement of Adjusted Net Working Capital and the Estimated Closing Statement of Key Assets have been determined specifically for purposes of the transactions contemplated hereby as set forth on Schedule 2.07(a), excluding the Excluded Assets and the Excluded Liabilities, and to the extent not specified or detailed in such Schedule, consistent with the principles and methodologies utilized in the Historical Financial Statements and in accordance with GAAP.  Each of the Estimated Closing Statement of Adjusted Net Working Capital and the Estimated Closing Statement of Key Assets shall be binding on the parties for purposes of the adjustment under this clause (a) in the absence of manifest mathematical or clerical error.  The Purchase Price payable at Closing will be adjusted, upward or downward, by the net result of the following items:

(i)             In the event that the Adjusted Net Working Capital reflected on the Estimated Closing Statement of Adjusted Net Working Capital exceeds the Target Adjusted Net Working Capital, then the Purchase Price at Closing shall be adjusted upward in an amount equal to such excess.

(ii)            In the event that the Adjusted Net Working Capital reflected on the Estimated Closing Statement of Adjusted Net Working Capital is less than the Target Adjusted Net Working Capital, then the Purchase Price at Closing shall be adjusted downward in an amount equal to such shortfall.

(iii)           In the event that the book value of the Key Assets reflected in the Estimated Closing Statement of Key Assets exceeds the book value of the Key Assets reflected in the balance sheet contained in the Interim Financial Statements, then the Purchase Price at Closing shall be adjusted upward in an amount equal to such excess.

(iv)           In the event that the book value of the Key Assets reflected in the Estimated Closing Statement of Key Assets is less than the book value of the Key Assets reflected in the balance sheet contained in the Interim Financial Statements, then the Purchase Price at Closing shall be adjusted downward in an amount equal to such shortfall.

(b)           Closing Statements. As promptly as practicable, but in any event within 60 days following the Closing, the Purchaser shall deliver to the Sellers (i) a statement of the Adjusted Net Working Capital as of the Effective Time (the “Closing Statement of Adjusted Net Working Capital”) and (ii) a statement of the book value of the Key Assets as of the Effective Time (the “Closing Statement of Key Assets” and, together with the Closing Statement of Adjusted Net Working Capital, the “Closing Statements”) together with a certification from an officer of the Business that each of the Closing Statement of Adjusted Net Working Capital and the Closing Statement of Key Assets have been determined specifically for purposes of the transactions contemplated hereby as set forth on Schedule 2.07(a), excluding the Excluded Assets and the Excluded Liabilities, and to the extent not specified or detailed in such Schedule, consistent with the principles and methodologies utilized in the Historical Financial Statements and in accordance with GAAP. The Purchaser shall provide the Sellers and its accountants access to the books and records of the Business, any other reasonably requested information, including work papers of its accountants (subject to compliance with the Purchaser’s Accountants’ customary procedures for release), and to any employees of it and its Affiliates to the extent reasonably necessary for the Sellers to prepare the Closing Statements.

(c)            Disputes.

(i)            Subject to clause (ii) of this Section 2.07(c), the Closing Statements delivered by the Purchaser to the Sellers shall be final, binding and conclusive on the parties hereto.

(ii)            The Sellers may dispute any amounts reflected on the Closing Statements only on the basis that either (A) the amounts reflected on the Closing Statement of Adjusted Net Working Capital or (B) the book values of the Key Assets reflected in the Closing Statement of Key Assets, in either case, were not determined specifically for purposes of the transactions contemplated hereby as set forth on Schedule 2.07(a), excluding the Excluded Assets and the Excluded Liabilities, and to the extent not specified or detailed in such Schedule, consistent with the principles and methodologies utilized in the Historical Financial Statements and in accordance with GAAP or were arrived at based on mathematical or clerical error; but, the Sellers shall have notified the Purchaser in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty (20) Business Days of the Purchaser’s delivery of the Closing Statements.  In the event of such a dispute, the Sellers’ Accountants and the Purchaser’s Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto.  If the Sellers’ Accountants and the Purchaser’s Accountants are unable to reach a resolution with such effect within twenty (20) Business Days after the receipt by the Sellers and the Sellers’ Accountants of the Purchaser’s written notice of dispute:

(A)          first, the Sellers’ Accountants and the Purchaser’s Accountants will submit the items remaining in dispute (the “Disputed Matters”) with respect to the Closing Statements (subject to the limitations set forth in this Section 2.07(c)(ii)) to Deloitte LLP (but a partner at an office without a preexisting relationship with any party to this Agreement) (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Sellers and the Purchaser, to another independent accounting firm of international reputation mutually acceptable to the Sellers and the Purchaser) (either Deloitte LLP (but a partner at an office without a preexisting relationship with any party to this Agreement) or such other accounting firm being referred to herein as the “Independent Accounting Firm”), and will furnish those working papers, schedules and other documents, and information relating to the items in dispute, that are available to that Party or its accountants as the Independent Accountant may require;

(B)           second, within thirty (30) Business Days after the submissions pursuant to clause (A) above, the Independent Accounting Firm will be instructed to independently make a determination on and develop a report with respect to the Disputed Matters and only the Disputed Matters (the “Independent Report”) (which Independent Report will not be provided to the Sellers or the Purchaser until after the submission of the proposals discussed in clause (C) below, and the final determination discussed in clause (D) below);

(C)           third, the Sellers’ Accountants and the Purchaser’s Accountants will each separately submit to a proposal (each, a “Proposal”), solely with respect to the items remaining in dispute for resolution, as to (1) to the amounts reflected on the Closing Statement of Adjusted Net Working Capital and (2) the book values of the Key Assets reflected in the Closing Statement of Key Assets to the Independent Accounting Firm;

(D)           fourth, the Independent Accounting Firm will be instructed to review and compare each Proposal to the Independent Report and to make a determination as to which Proposal is closest to the Independent Report with respect to the totality of such Proposal’s calculation of the Disputed Matters (the “Successful Proposal”), and the Successful Proposal will be deemed the final, binding and conclusive determination on the Disputed Matters for the Sellers and the Purchaser, and all fees of the Independent Accounting Firm shall be paid by the Party that did not have the Successful Proposal.

(d)           Purchase Price Adjustment.  The Closing Statements shall be deemed final for the purposes of this Section 2.07 upon the earliest of (x) the failure of the Sellers to notify the Purchaser of a dispute within twenty (20) Business Days of the Purchaser’s delivery of the Closing Statements to the Sellers, (y) the resolution of all disputes, pursuant to Section 2.07(c)(ii), by the Sellers’ Accountants and the Purchaser’s Accountants and (z) the resolution of all disputes, pursuant to Section 2.07(c)(ii), by the Independent Accounting Firm.  Within three Business Days of the Closing Statements being deemed final, a Purchase Price adjustment shall be made, upward or downward, based upon the net result of the following items:

(i)             In the event that the Adjusted Net Working Capital reflected on the final Closing Statement of Adjusted Net Working Capital exceeds the Adjusted Net Working Capital reflected on the Estimated Closing Statement of Adjusted Net Working Capital, then the Purchase Price at Closing shall be adjusted upward in an amount equal to such excess.

(ii)            In the event that the Adjusted Net Working Capital reflected on the final Closing Statement of Adjusted Net Working Capital is less than the Adjusted Net Working Capital reflected on the Estimated Closing Statement of Adjusted Net Working Capital, then the Purchase Price at Closing shall be adjusted downward in an amount equal to such shortfall.

(iii)           In the event that the book value of the Key Assets reflected on the final Closing Statement of Key Assets exceeds the book value reflected on the Estimated Closing Statement of Key Assets, then the Purchase Price at Closing shall be adjusted upward in an amount equal to such excess.

(iv)           In the event that the book value reflected on the final Closing Statement of Key Assets is less than the book value reflected on the Estimated Closing Statement of Key Assets, then the Purchase Price at Closing shall be adjusted downward in an amount equal to such shortfall.

If the netting of the above items results in a purchase price adjustment upwards, the Purchaser shall pay the amount of such upward adjustment to the Sellers by wire transfer in immediately available funds to the Purchase Price Bank Account, or as otherwise designated in writing by the Sellers.  If the netting of the above items results in a purchase price adjustment downwards, the Sellers shall pay the amount of such downward adjustment to the Purchaser by wire transfer in immediately available funds to an account designated in writing by the Purchaser.  The fees and expenses of the Independent Accounting Firm shall be apportioned to the appropriate party in accordance with Section 2.07(c)(ii)(D).

Section 2.08                   Co-Obligations of DRII; Closing Payment Obligation.  DRII is the indirect parent of the Purchaser and acknowledges and agrees that it will receive a benefit from the execution and delivery of this Agreement by the other parties hereto and the consummation of the transactions contemplated by this Agreement.  To induce the Sellers to enter into this Agreement, DRII hereby agrees that it shall be jointly and severally liable for any obligations of the Purchaser arising under this Agreement.  Without limiting the generality of the foregoing, in the event that (i) the conditions to the Closing set forth in Section 8.02 have been satisfied, (ii) the Purchaser fails to pay, on the second Business Day following the satisfaction or waiver of such conditions, the Purchase Price and (iii) the Sellers have irrevocably confirmed to the Purchaser in writing that, if the Purchase Price is paid (clauses (i) through (iii) are collectively referred to as the “Closing Payment Obligation Conditions”), the Closing will occur, the Closing shall be consummated and DRII shall pay the Purchase Price (the “Closing Payment Obligation”).  This Section 2.08 is included for the sole benefit of the Sellers and nothing in this Section 2.08, whether express or implied, shall create any third party beneficiary or other rights in any other Person.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
 OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser as of the date hereof, and at the Closing will be deemed to have represented and warranted as of the Closing, or, if a representation or warranty is made as of a specified date, then only represents and warrants as of such date, as follows:

Section 3.01                  Organization, Authority and Qualification of the Sellers.  Each of the Sellers is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The primary purpose of (a) 6068057 Canada is to hold bare legal title to the Blue Mountain Parcel, and (b) 0827965 B.C. is to hold bare legal title to the Whistler Unsold Units, and each such Company primarily engages in business activities incidental to the foregoing and has no employees.  Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties it owns or leases or the ownership or operation of the Business make such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.  The execution and delivery of this Agreement and the Ancillary Agreements by each Seller, the performance by each Seller of its respective obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Seller and its stockholders.  This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms.

Section 3.02                  Organization, Authority and Qualification of the Companies and Subsidiaries.  Each of the Companies and the Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business as it has been and is currently conducted.  Each of the Companies and the Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties it owns or leases or the ownership or operation of the Business make such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.  True and correct copies of the organizational documents of each of the Companies and the Subsidiaries currently in effect have been delivered or otherwise made available by the Sellers to the Purchaser.

Section 3.03                   Capitalization; Ownership of Shares.  The authorized, issued and outstanding capital stock of each Company is set forth in Section 3.03 of the Disclosure Schedule.  The Shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights.  No shares of any Company are reserved for issuance pursuant to employee stock options granted pursuant to any stock option plan.  There are no options, warrants, convertible securities or other such rights, agreements, arrangements or commitments relating to the Shares or obligating any of the Sellers or the Companies to issue or sell any shares of common stock, or any other interest in, any Company.  The Shares constitute all the issued and outstanding capital stock of the Companies and are owned of record and beneficially by the Sellers free and clear of all liens and Encumbrances except Permitted Encumbrances as of the Closing.  The equity interests of each Subsidiary are set forth in Section 3.03 of the Disclosure Schedule.  Such equity interests were validly issued and were not issued in violation of any preemptive rights.  No equity of any Subsidiary is reserved for issuance pursuant to any employee stock or other equity option plan.  There are no options, warrants, convertible securities or other such rights, agreements, arrangements or commitments relating to the equity of any Subsidiary or obligating either the Sellers, the Companies or the Subsidiaries to issue or sell any equity in any Subsidiary.  The equity interests of the Subsidiaries set forth on Section 3.03 of the Company Disclosure Schedule constitute all the issued and outstanding equity interest of any subsidiaries of the Companies and are owned beneficially by a Company, or another Subsidiary, as the case may be, free and clear of all liens and Encumbrances except Permitted Encumbrances as of the Closing.

Section 3.04                   No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers does not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of any Seller, any Company or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to any Seller, any Company or any Subsidiary or (c) except as set forth in Section 3.04(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of Material Contracts; except, in the case of clause (b), as would not materially and adversely affect the ability of any Seller to carry out its obligations under, and to consummate the transactions contemplated by this Agreement.

Section 3.05                   Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.05 of the Disclosure Schedule or (b) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.  Neither the book value of the Purchased Assets nor the annual gross revenue generated from such assets in or from Canada exceeds CDN $86,000,000, determined in accordance with the Competition Act and the regulations thereunder.

Section 3.06                  Financial Information.  Set forth in Section 3.06 of the Disclosure Schedule is a copy of the balance sheets and statements of income and cash flows for the Business together with certain Excluded Assets as at and for the fiscal year ended June 30, 2015 (such statements, the “Financial Statements”) and a copy of the unaudited balance sheets and statements of income and cash flows for the Business (together with certain Excluded Assets) as at and for the two months ended August 31, 2015 (the “Interim Financial Statements” and, together with the Financial Statements, the “Historical Financial Statements”).  The Historical Financial Statements have been prepared in accordance with GAAP as consistently applied, except as described in the notes thereto (if any), by the Sellers, and fairly present the financial condition and results of operations of the Business (other than in respect of any Excluded Assets) as of the dates thereof, and subject in the case of the Interim Financial Statements to normal year-end adjustments and the absence of footnotes and similar presentation items therein (if any).  Section 3.06 of the Disclosure Schedule separately identifies in reasonable detail the Excluded Assets which are covered in the Historical Financial Statements.

Section 3.07                   Absence of Undisclosed Liabilities.  The Business does not have any Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected or reserved against in the Historical Financial Statements or the notes thereto, (b) set forth in the Disclosure Schedule, (c) incurred since June 30, 2015 in the Ordinary Course of Business of the Business, (d) that would not reasonably be expected to be materially adverse to the Business, or (e) that have been incurred under this Agreement.

Section 3.08          Conduct in the Ordinary Course.  Since June 30, 2015, except as set forth in Section 3.08 of the Disclosure Schedule and in contemplation of this Agreement and the transactions contemplated hereby, the Business has been conducted in the ordinary course and there has not occurred any event which would reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, the Companies and the Subsidiaries have not, and, with respect to the Business, the Sellers have not, taken any action that, if taken after the date hereof would have been prohibited under Section 5.01.

Section 3.09                   Litigation.  Except as set forth in Section 3.09 of the Disclosure Schedule, there are no material Actions (not including Actions by the Purchaser or its Affiliates) currently pending and served or, to Seller’s Knowledge, pending and not served or threatened against (a) any Company or Subsidiary or Club Intrawest, or against the Sellers to the extent such Action relates to the Business or (b) any current officer, director or employee of the Business with respect to their services as an officer, director or employee of the Business, in each case, pending and served, or, to the Sellers’ Knowledge, pending and not served or threatened, by any Governmental Authority.  Section 3.09 of the Disclosure Schedule sets forth a complete and correct list of all material Actions filed against any Company or Subsidiary or Club Intrawest or the Sellers with respect to the Business since June 30, 2014, and the resolutions thereof.  To the Sellers’ Knowledge, except as set forth in Section 3.09 of the Disclosure Schedule, Club Intrawest is not, and no Company, Subsidiary or Seller is (i) subject to any Governmental Order or (ii) engaged in any legal action to recover material monies due to it or for damages sustained by it.  To the Seller’s Knowledge, neither Club Intrawest, nor any Company, Subsidiary or Seller (with respect to the Business) is in material default by its failure to pay any amounts due and owing by it to any Person prior to the Closing Date pursuant to any Governmental Order, except to the extent that such payment obligation is being appealed, challenged, or otherwise contested by appropriate proceedings.

Section 3.10                   Compliance with Laws.

(a)           Except as set forth in Section 3.10(a) of the Disclosure Schedule or as otherwise specifically set forth in Sections 3.05, 3.08, 3.10(d), 3.11, 3.15(b), 3.15(e), 3.15(k) and 3.16(g), the Sellers, the Companies and the Subsidiaries conduct, and since June 30, 2012, have conducted, the Business in all material respects in accordance with all Laws and Governmental Orders applicable to the Sellers, the Companies or any Subsidiary.  Notwithstanding the foregoing, nothing in this Section 3.10(a) will have the effect of expanding, limiting or otherwise modifying the scope of the representations and warranties set forth in the Sections cross-referenced above beyond such matters as are specifically set forth therein.

(b)           No Company, Subsidiary or Seller (with respect to the Business) has, and, to the Sellers’ Knowledge, no director, officer, agent or employee thereof or of Club Intrawest has (i) made any contribution, bribe, rebate, payoff, kickback, or other similar payment to any Person in violation of any anti-bribery Law, (ii) made any improper payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose any campaign contribution made, to the Sellers’ Knowledge, by any Company, Subsidiary, Seller or Club Intrawest (or made by any Person acting on its behalf) in violation of any Law, or (iv) otherwise violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(c)            To the Sellers’ Knowledge, no portion of any resort related to the Business has been purchased with proceeds of any illegal activity; and none of the funds or other assets of any Seller, Company or Subsidiary used in the Business constitutes property of, or are beneficially owned, directly or indirectly, by any Person subject to trade restrictions under applicable Law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. I et seq., and any executive orders or regulations promulgated thereunder with the result that any investment in the Companies or the Subsidiaries (whether directly or indirectly) is prohibited by Law (“Embargoed Person”). No Embargoed Person has any interest in any Company or Subsidiary with the result that the investment in any Company or Subsidiary is prohibited by Law.

(d)           Section 3.10(d) of the Disclosure Schedule sets forth the states and countries in which (i) Resort Points are currently being sold by any Company or Subsidiary; (ii) any Company or Subsidiary has any current registrations or filings related to the sale of Resort Points; and (iii) any Company or Subsidiary operates any permanent off-premises contact or booth.  All documents presently used in connection with the sale of Resort Points comply in all material respects with all applicable Laws; but, in no event may Sellers’ representations under this Section 3.10(d) be relied on by the Purchaser in respect of its ability to continue to use such forms of documents in connection with the sale of Resort Points after the Closing.

Section 3.11                   Environmental Matters.  Except as set forth in Section 3.11 of the Disclosure Schedule: (a) the Sellers (to the extent it relates solely to the Business Real Property), the Companies, each Subsidiary and, to Sellers’ Knowledge, Club Intrawest are, and since June 30, 2012, have been, in compliance with all applicable Environmental Laws and have obtained and are and since June 30, 2012, have been, in compliance with all required Environmental Permits; (b) none of the Sellers, the Companies, any of the Subsidiaries or, to Sellers’ Knowledge, Club Intrawest have received any written claim, notice, complaint, Governmental Order or request for information from any Governmental Authority or private party that is pending and unresolved (i) alleging any material violation of, or asserting any exceedance or non-compliance with any applicable Environmental Law or required Environmental Permit, (ii) asserting material potential Liability or responsibility under applicable Environmental Laws for matters relating to Hazardous Materials contamination or exposure or (iii) requesting information or investigation or clean-up of any Business Real Property, Club Real Property or other Real Property used in the Business under any applicable Environmental Law; (c) no Hazardous Materials have been used, generated, stored or disposed of by the Sellers, the Companies, the Subsidiaries or Club Intrawest at or from any Business Real Property or Club Real Property in a manner that would reasonably be expected to result in material claims for penalties, damages, cleanup costs, remedial work or injunctive relief; (d) to the Sellers’ Knowledge, there has been no release by the Sellers, Companies or the Subsidiaries, as defined in CERCLA and under any applicable Environmental Law, of Hazardous Materials at the Business Real Property, the Club Real Property or, to the Sellers’ Knowledge, any other Real Property currently or formerly used in the Business, in each case, that has or would reasonably be expected to give rise to the incurrence of material response costs by the Business; and (e) to the Sellers’ Knowledge, there has never been present at any Business Real Property any underground storage tanks. The Sellers have made available to the Purchaser correct and complete copies of all material environmental investigations, studies, audits, tests, reviews, or other analyses prepared on behalf of the Business and that are in the Sellers’ possession or control (the “Environmental Information”).  The Purchaser will keep the Environmental Information confidential and not disclose it to any other Person; provided, however, that the Purchaser may disclose Environmental Information to the extent required by any applicable Law or judicial process, but shall provide reasonably prompt advance written notice (to the extent legally permissible) to the Sellers prior to disclosing any Environmental Information, and shall reasonably cooperate with any attempt by the Sellers (at the Sellers’ sole cost and expense) to obtain confidential treatment thereof.  The Purchaser is to complete and rely upon its own assessment of the Environmental Information.  The Purchaser waives the requirement for a site profile (if required) pursuant to the Environmental Management Act (B.C.) (“EMA”).  The parties agree that this Section 3.11 is an agreement for the purposes of allocation of responsibility for remediation pursuant to the EMA.

Section 3.12                   Intellectual Property.

(a)           Section 3.12(a) of the Disclosure Schedule sets forth a true and complete list of all registered Intellectual Property included in the Owned Intellectual Property.  With respect to each item of Owned Intellectual Property, the Sellers, the Companies or the Subsidiaries are the owner of the entire right, title and interest in and to such Owned Intellectual Property.  The Sellers, the Companies or the Subsidiaries have taken commercially reasonable steps to maintain and protect each item of registered Owned Intellectual Property set forth in Section 3.12(a) of the Disclosure Schedule and have timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the registered Owned Intellectual Property listed in Section 3.12(a) of the Disclosure Schedule.  Except as set forth on Section 3.12(a) of the Disclosure Schedule, each item of such registered Owned Intellectual Property is subsisting and, to the Sellers’ Knowledge, valid and enforceable.

(b)           Section 3.12(b) of the Disclosure Schedule sets forth all material software that is used in the conduct of the Business, other than Commercial Software.

(c)           To the Sellers’ Knowledge, no Seller, Company or Subsidiary is infringing upon or misappropriating any Intellectual Property rights of any Person in connection with the operation of the Business and there are no pending or, to the Sellers’ Knowledge, threatened Actions against any Seller, Company, or Subsidiary asserting that the use of Owned Intellectual Property in the conduct of the Business infringes upon or misappropriates any Intellectual Property rights of any Person.  No Seller, Company or Subsidiary has received in the two years prior to the date hereof any written or, to the Sellers’ Knowledge, oral notice or allegation of invalidity, infringement, or misappropriation from any Person or Governmental Authority with respect to any Owned Intellectual Property.  To the Sellers’ Knowledge, no Person is infringing upon or misappropriating any Owned Intellectual Property in any material respect.

(d)           No Seller, Company or Subsidiary is obligated to pay any continuing fees, royalties or other compensation to any Person with respect to any Owned Intellectual Property (other than with respect to Computer Software and fees payable to governmental agencies and third-party advisors in connection with the filing, prosecution and maintenance of the Owned Intellectual Property).

(e)           To the Sellers’ Knowledge, no current or prior officer, manager, employee or consultant of any Seller, Company or Subsidiary claims, and there are no grounds to assert a claim to, or any ownership interest in, any Owned Intellectual Property as a result of having been involved in the development, creation or design of such property while employed or engaged by or consulting to the Business.

(f)            The computer software, hardware, systems, databases and information technology services used in the operation of the Business (the “Computer System”) adequately meets the needs of the Business and operations of the Business as presently conducted in all material respects. The Business has not suffered (i) any material failures or breakdowns in the Computer System within the past 12 months which have caused any material disruption or interruption in its business or (ii) to the Sellers’ Knowledge, any unauthorized breaches of the security thereof.

(g)           Except for the Retained Names and Marks and as otherwise disclosed in Section 3.12(g) of the Disclosure Schedule, the Owned Intellectual Property (together with any services provided under the Mutual Transition Services Agreement) constitutes all Intellectual Property necessary to permit the Purchaser to conduct the Business as presently conducted in all material respects.

Section 3.13                    Real Property.

(a)           Section 3.13(a) of the Disclosure Schedule includes a legal description of and lists the legal and/or beneficial owner of each parcel of Owned Real Property. There are no other options, agreements or contracts to sell, transfer or dispose of the Owned Real Property and no Person has any right to occupy or use the Owned Real Property or any part thereof other than the Sellers, the Companies or the Subsidiaries. Except as described in Section 3.13(a) of the Disclosure Schedule, (i) the Sellers, the Companies or the Subsidiaries have good legal and beneficial title, in fee simple or its equivalent, in and to each and every parcel of Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) the Sellers have made available to the Purchaser copies of each Deed, or equivalent instrument, for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Property, in each case to the extent such is in the Sellers’, the Companies’ or the Subsidiaries’ possession or control, (iii) none of the Sellers, the Companies or the Subsidiaries are aware of or have received written notice that any Owned Real Property is subject to any decree of or order by a Governmental Authority to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Sellers, the Companies or the Subsidiaries, has any such condemnation, expropriation or taking been proposed and (iv) none of the Sellers, the Companies or the Subsidiaries have received written notice of any outstanding work orders from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person relating to the Owned Real Property.

(b)           Section 3.13(b) of the Disclosure Schedule sets forth the street address of each Leased Real Property.  The applicable Seller, Company or Subsidiary has a valid leasehold interest in such Leased Real Property free and clear of all Encumbrances (other than Permitted Encumbrances) and is a tenant or possessor in good standing thereunder, and all rents currently due under such leases have been paid.  Except as described in Section 3.13(b) of the Disclosure Schedule, there has not been any sublease or assignment by any Seller, Company or Subsidiary or Affiliate of the leases relating to the Leased Real Property.  The Sellers have delivered to the Purchaser true and complete copies of each Real Property Lease in effect at the date hereof.

(c)            The Business Real Property and the Club Real Property is the only Real Property used in the conduct of the Business and constitutes all Real Property necessary to permit the Purchaser to conduct the Business as presently conducted in all material respects.

(d)           Club Intrawest has not, and no Seller, Company or Subsidiary has, received written notice of any special, general or other assessments pending against Club Intrawest or any Seller, Company or Subsidiary or affecting any Business Real Property or Club Real Property.

(e)            No material activities other than those relating to the Business are conducted by the Sellers, the Companies or the Subsidiaries on the Business Real Property or, to the Sellers’ Knowledge, on the Club Real Property.

Section 3.14                   Title to Tangible Assets; Necessary Assets.  The Sellers, the Companies or the Subsidiaries, as the case may be, have good and valid title to, or a valid leasehold interest in, all Tangible Personal Property, free and clear of all Encumbrances except Permitted Encumbrances.  Except as set forth in Section 3.14 of the Disclosure Schedule or with respect to matters covered by the Ancillary Agreements, the Purchased Assets constitute all the assets necessary to conduct the Business as currently conducted by the Sellers.  The Tangible Personal Property is in all material respects in good operating condition and repair (normal wear and tear excepted) and is suitable for the purposes for which it is used in the location in which it is currently used.

Section 3.15                    Employees and Employee Benefit Matters.

(a)           Section 3.15(a) of the Disclosure Schedule accurately sets forth with respect to each employee of the Business (including any employee who is on short-term disability, a leave of absence or on temporary layoff status subject to recall) as of the date hereof (together with any employees of the Business hired in the Ordinary Course of Business between the date set forth on the Disclosure Schedule and the Closing, each a “Business Employee,” collectively the “Business Employees”): (i) the name or employee number, title, and hire date of each Business Employee; and (ii) each Business Employee’s current annualized compensation, including base salary and vacation and/or paid time off accrual amounts, bonus and/or commission potential and any other compensation forms, in case of (i) and (ii), to the extent and in such format as the Sellers, the Companies and the Subsidiaries maintain in the Ordinary Course of Business.  The Sellers will deliver to the Purchaser prior to the Closing the information required by this Section 3.15(a) with respect to any Business Employees hired after the date hereof in order to enable the Purchaser to comply with the requirements of this Section 3.15.

(b)           The Sellers, the Companies and the Subsidiaries have complied since June 30, 2012, and are in compliance, in all material respects with all applicable Laws relating to employment and labor matters, including those relating to wages, hours of work, vacation pay, overtime pay, occupational health and safety, workers’ compensation, and conditions of employment and there are no pending claims, complaints or investigations under any such Laws against the Sellers, the Companies or the Subsidiaries with respect to the Business.

(c)            Except as set forth on Section 3.15(c) of the Disclosure Schedule, the Sellers, the Companies and the Subsidiaries are not a party to any pending claim for wrongful dismissal, constructive dismissal or any other pending claim, complaint or litigation relating to employment, discrimination or termination of employment of any of the Business Employees or their former employees or relating to any failure to hire a candidate for employment.

(d)            Except as is set forth in Section 3.15(d) of the Disclosure Schedule, since June 30, 2015, no Seller, Company or Subsidiary has increased the compensation payable to their respective Business Employees or the rate of compensation payable to its Business Employees, except for increases in compensation made in the Ordinary Course of Business.

(e)            Except as is set forth in Section 3.15(e) of the Disclosure Schedule, (i) no Seller, Company or Subsidiary is a party to any collective bargaining agreement, and (ii) there are no labor unions or other labor organizations representing any Business Employee with respect to such Business Employee’s employment by a Seller, Company, or Subsidiary.  Except as is set forth in Section 3.15(e) of the Disclosure Schedule, (x) there are no material unfair labor practice charges currently pending or, to the Sellers’ Knowledge, threatened against any Seller, Company, or Subsidiary with respect to the Business before any Governmental Authority, and (y) there is no representation petition currently pending or, to the Sellers’ Knowledge, threatened with respect to any Business Employee’s employment by a Seller, Company, or Subsidiary nor has there been any such petition in the last three years.  No trade union has applied to have any of the Sellers, the Company or any Subsidiary declared a common or related employer pursuant to the Labour Relations Code (British Columbia) or any similar legislation in any jurisdiction in which the Business is carried on.

(f)            The Sellers have made available to the Purchaser a true copy of: (i) all material written employment, termination, severance, change of control or other contracts or agreements relating to the Business Employees, to which any Seller, Company or Subsidiary is a party (excluding, however, offer letters made on standard forms, copies of which have been provided to the Purchaser), excluding any Plans.

(g)           All current and former employees, independent contractors, agents or consultants have and had all work permits, visas, authorizations or status, as the case may be, required to perform work or provide services in Canada. Section 3.15(g) of the Disclosure Schedule discloses in respect of each Business Employee located in Canada who receives $60,000 or more in compensation annually and is employed pursuant to a work permit the expiry date of such work permit and whether any Seller, Company or Subsidiary has made any attempts to renew such work permit.

(h)           Section 3.15(h) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether (to the extent such plans are provided to Business Employees in the United States) such employee benefit plans are subject to ERISA or not, and all other material pension, retirement, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, supplemental retirement, change-of-control, health, life, disability, group insurance, vacation, holiday, fringe benefit or other benefit plans, programs or arrangements (whether written or unwritten) maintained, contributed to, or required to be contributed to by any Seller, Company or Subsidiary for the benefit of the Business Employees (each a “Plan,” collectively the “Plans”).  Except as listed on Section 3.15(h) of the Disclosure Schedule, no Plan is a registered pension plan as defined in the Income Tax Act (Canada) (the “ITA”).

(i)             As applicable with respect to each Plan, the Sellers have made available to the Purchaser true and complete copies of (i) each Plan, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recently filed annual report (Form 5500 and all schedules thereto) and (iv) the most recent IRS determination or opinion letter.

(j)             Except as listed on Section 3.15(j) of the Disclosure Schedule, (i) no Plan is a defined benefit pension plan that is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA (nor has any Seller, Company, Subsidiary or ERISA Affiliate maintained, contributed to or been required to contribute to any such defined benefit pension plan in the past six years), (ii) no Seller, Company, Subsidiary or ERISA Affiliate contributes to or is required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA or within the meaning of the relevant provisions of any applicable pension legislation in force in Canada and (iii) no Seller, Company, Subsidiary or ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan.

(k)            Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the ITA, except where such noncompliance would not result in material liability.

(l)             Each Plan that is intended to be qualified under Section 401(a) of the Code has either timely received a favorable determination, notification, advisory or opinion letter, as applicable, or adopted a pre-approved document that is subject to an advisory or opinion letter from the IRS covering the provisions applicable to the Plan for which determination, notification, advisory or opinion letters, as applicable, are currently available, and to such Seller’s Knowledge, no event has occurred since the date of such determination letter or letters from the IRS that would adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each Plan that is required to be registered pursuant to the ITA has been and is so registered.

(m)          Except as listed on Section 3.15(m) of the Disclosure Schedule, neither the Sellers, the Companies, the Subsidiaries nor any ERISA Affiliate has any liability under any Plan, or otherwise, to provide medical or death benefits with respect to any Business Employees, beyond their termination of employment (other than coverage mandated by Law).

(n)            Except as listed on Section 3.15(n) of the Disclosure Schedule, the Sellers’ execution of, and performance of the transactions contemplated by, this Agreement will not constitute an event under any Plan or agreement that will result (without the occurrence of any other event) in any material payment, acceleration, vesting or increase in benefits with respect to any Business Employee.  No payment which is or may be made by, from, or with respect to any Plan or agreement in connection with the transactions contemplated by this Agreement to any Business Employee could properly be characterized as an “excess parachute payment” under Section 280G of the Code.

Section 3.16                    Taxes.

(a)            Except as set forth in Section 3.16(a) of the Disclosure Schedule (other than in connection with Section 3.16(b), (i) all income and other material Tax Returns required to have been filed by or with respect to each Company, any Subsidiary, the Purchased Assets and the Business have been timely filed (taking into account any extension of time to file granted or obtained); (ii) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid; (iii) to the Sellers’ Knowledge, no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against any Company, Subsidiary or with respect to the Purchased Assets that has not been satisfied by payment, settled or withdrawn; and (iv) there are no Tax Encumbrances on any assets of any Company, Subsidiary or with respect to the Purchased Assets (other than Permitted Encumbrances).

(b)          Intrawest ULC is registered for goods and services/harmonized sales tax (“GST”) under Part IX of the Excise Tax Act (Canada) (the “ETA”) under business number 102519584 and for Quebec sales tax (“QST”) under An Act respecting the Quebec Sales Tax (Quebec) (the “QSTA”) under Quebec identification number 1143156686.

(c)            Each of Intrawest ULC, 6068057 Canada and 0827965 B.C. is not a non-resident of Canada for purposes of the ITA, and all of the Purchased Assets used, or held for use, in the Canadian Business are owned by Intrawest ULC, 6068057 Canada and 0827965 B.C.

(d)            Each Company and any Subsidiary has duly and timely collected, withheld and deducted all material Taxes required by Law to be collected, withheld or deducted by it in respect of all customers, employees, officers or directors, non-residents or any other Person and has duly and timely remitted to the appropriate Governmental Authority such Taxes required by Law to be remitted by it.

(e)            Neither the IRS nor any other Governmental Body is asserting by written notice to the Companies or any of the Subsidiaries any deficiency or claim for any amount of additional Taxes.

(f)             Neither the Companies nor any of the Subsidiaries have (i) waived any statute of limitations in respect of any Taxes with respect to any period which is still open, (ii) agreed to any extension of time with respect to any Tax assessment or deficiency with respect to any period which is still open (other than customary extensions to file Tax Returns), or (iii) executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of foreign, state or local Tax Law.

(g)            Except as set forth in Section 3.16(g) of the Disclosure Schedule, neither the Companies nor any of the Subsidiaries have received a written notice of any actual or threatened audits or proceedings with respect to any federal, state, local or foreign audits or other administrative proceedings or court proceedings with regard to any Taxes or Tax Returns of the Companies or any of the Subsidiaries. To the knowledge of the Companies, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending or threatened with regard to any Taxes or Tax Returns of the Companies or any of the Subsidiaries.

(h)        No claim has ever been made by any taxing authority in a jurisdiction where the Companies or any of the Subsidiaries do not file Tax Returns, claiming that the Companies or any of the Subsidiaries are or may be subject to taxation by that jurisdiction.

(i)             Resort Ventures Limited Partnership is, and has been at all times since its formation, a partnership for U.S. federal income Tax purposes.

(j)             Intrawest U.S. Holdings, Inc., Intrawest Resort Ownership U.S. Corporation, Intrawest Ventures, Inc., Intrawest Trading Company, and Extraordinary Escapes Corporation, are, and have been at all times since their formation, corporations for U.S. federal income Tax purposes.

(k)            Neither the Companies nor any of the Subsidiaries are or have been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(l)             Neither the Companies nor any of the Subsidiaries are a party to any contract or agreement that has resulted in the payment of any amount after the year ended June 30, 2013 that would not be fully deductible as a result of Section 162(m) of the Code.

(m)           Except for any group of which Intrawest U.S. is the common parent, neither the Companies nor any of the Subsidiaries are (or were) (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Tax Law), (ii) filing a consolidated federal income Tax Return with any other Person, or (iii) liable for the Taxes of any Person (other than the Companies and any of the Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Tax Law.

(n)           Within the past two (2) years, neither the Companies nor any of the Subsidiaries have distributed stock of another Person, or have had their stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(o)       Neither the Companies nor any of their Subsidiaries are a party to any Tax allocation, sharing, reimbursement or similar contract (other than credit agreements, lease agreements or other commercial agreements entered into in the Ordinary Course of Business the primary subject of which is not Tax).

(p)           Neither the Companies nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date; or (iii) election under Code §108(i).

This Section 3.16 constitutes the sole representations and warranties of the Sellers with respect to any Tax matters, and the representations and warranties in this Section 3.16 may only be relied upon for any taxable period (or portion thereof) ending on or before the Closing Date, and not for any taxable period (or portion thereof) beginning after the Closing Date.

Section 3.17                   Material Contracts.

(a)         Section 3.17(a) of the Disclosure Schedule lists as of the date hereof each of the following contracts and agreements of the Sellers (but only to the extent such contracts and agreements relate primarily to the Business and are to be transferred to the Purchaser hereunder), the Companies and the Subsidiaries (each such contract and agreement required to be listed on Section 3.17(a) of the Disclosure Schedule being a “Material Contract,” collectively the “Material Contracts”):

(i)             all contracts and agreements relating to indebtedness for borrowed money (other than trade payables in the Ordinary Course of Business);

(ii)            all contracts and agreements that materially limit or purport to materially limit the ability of any Company or Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iii)           all contracts and agreements involving total annual payments in excess of $250,000;

(iv)           all material contracts and agreements that have a remaining term of one year or more and that cannot be cancelled on notice of ninety (90) days or less without penalty;

(v)            any Contract or agreement with any labor union;

(vi)           any agreement that provides for an outstanding loan or advance (excluding advances for travel and entertainment expenses of any directors or officers of the Companies or its Affiliates with respect to activities related to the Companies made in the Ordinary Course of Business and in accordance with customary policies for such advances) in any amount in excess of $20,000 to any director, officer or employee of the Companies;

(vii)         all contracts (A) that provide for any severance obligation to any current employee or (B) that contain any change of control or similar provisions in respect of any employee, officer or director; but, expressly redacting any terms contained therein that discuss or are related to the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(viii)         all guarantees or credit support contracts by the Business for the benefit of any Person;

(ix)           all material Real Property Leases;

(x)            all contracts relating to any material Owned Intellectual Property;

(xi)           the kiosk license agreements with respect to kiosks located in Whistler, British Columbia;

(xii)          (A) the Restated Management Agreement between Club Intrawest and Intrawest ULC, dated March 26, 2009 and (B) the Management Agreement between Villas at Club Intrawest Zihuatanejo, A.C. and Lodging Ovations Corp., Sucursal Mexico;

(xiii)         those sub-management agreements set forth on Section 3.17(a)(xiii) of the Disclosure Schedule;

(xiv)         the Nineteenth Amended and Restated Master Declaration between Club Intrawest and Intrawest ULC, dated May 30, 2012; and

(xv)          all contracts, excluding this Agreement and any timeshare purchase agreements, for acquisitions or dispositions (by merger, purchase or sale of assets or equity securities or otherwise) of material assets, as to which the Business has continuing material obligations or material rights.

(b)         Except as disclosed in Section 3.17(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on a Seller, a Company or a Subsidiary, as the case may be, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and to such Seller’s Knowledge, the counterparties thereto, and is in full force and effect, and (ii) to the Sellers’ Knowledge, upon consummation of the transactions contemplated by this Agreement, and except to the extent that any consents set forth in Section 3.05 of the Disclosure Schedule are not obtained, shall be in full force and effect without material penalty or other material adverse consequence as of immediately following consummation of the Closing (other than any limitations or restrictions arising in respect of the Purchaser and not contained within the contract). To the Sellers’ Knowledge and except as disclosed in Section 3.17(b) of the Disclosure Schedule, none of the Sellers, the Companies or any Subsidiary is in material breach of, or default under, any Material Contract to which it is a party.  Correct and complete copies of each Material Contract have been made available to the Purchaser.

(c)         Section 3.17(c) of the Disclosure Schedule sets forth a summary of each category of Assumed Intracompany Payables as of the date of this Agreement, including the goods and services provided in respect thereof by the Sellers or its applicable Affiliates.

Section 3.18                   Brokers.  Except for Deutsche Bank Securities Inc. (“Deutsche”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Sellers.  The Sellers are solely responsible for the fees and expenses of Deutsche.

Section 3.19                  Insurance.  A correct and complete list and description, including carriers, risks insured, amounts of coverage, deductibles and expiration dates, of all insurance policies maintained for the benefit of the Business is set forth in Section 3.19 of the Disclosure Schedule.  Premiums due for such policies have been paid in full, and no Seller, Company or Subsidiary is in material default or breach with respect to any provision contained in any such insurance policies, nor has any Seller, Company or Subsidiary failed to give any notice or to present any claim thereunder in due and timely manner.

Section 3.20                   Permits.  The Business has all material Permits necessary for the Business to occupy, own, use, operate and conduct its business and to occupy, own, use and operate the Purchased Assets as presently occupied, owned, used, operated or conducted, as the case may be.  All material Permits (along with the owner, the function and the expiration and renewal date of each) are listed on Section 3.20 of the Disclosure Schedule, and correct and complete copies of the same have previously been furnished or delivered to the Purchaser.  All such Permits are valid and in full force and effect.  There is not, and since June 30, 2012, no Seller, Company or Subsidiary has received written notice of, any material default on the part of such Seller, Company or Subsidiary under any such Permits or authorizations that would be materially adverse to the operation of the Business.  All applications required to be filed for renewal of any such Permits have been timely filed and all other filings required to have been made with respect to such Permits have been duly made on a timely basis except as would not be materially adverse to the operation of the Business.

Section 3.21                   Timeshare Matters.

(a)            Maintenance Fees and Developer Subsidies. All material homeowners’ association fees, maintenance fees and/or developer subsidies, as applicable, required to be paid by the Business and which are currently due pursuant to the relevant timeshare documents have been paid.

(b)           Timeshare Exchange Network. Section 3.21(b) of the Disclosure Schedule sets forth a complete and accurate list as of November 18, 2015 of third parties with which, or the properties in respect of which, the Sellers, the Companies, the Subsidiaries, on the one hand, and any third parties, on the other hand, have entered into agreements for accommodations or facilities that are not part of Club Intrawest that are in effect as of such date and that relate to the Business.

(c)            Declarant Rights.  The Sellers, the Companies and the Subsidiaries, as applicable, have not expressly assigned or waived in writing any declarant rights and developer rights, and/or any seller rights as described in the relevant timeshare documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
 OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers, as of the date hereof and as of the Closing or, if a representation or warranty is made as of a specified date, then only as of such date, as follows:

Section 4.01                   Organization and Authority of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

Section 4.02                   No Conflict.  Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 4.03                  Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other Governmental Order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.04                    Taxes.  At Closing, the Purchaser will be registered for GST under the ETA and for QST under the QSTA, and will furnish to the Sellers its registration numbers thereunder prior to the Closing.

Section 4.05            Investment Purpose.  The Purchaser is acquiring the Shares as principal for its own account and not for the benefit of any other Person, and solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws and securities laws of the provinces and territories of Canada.  The Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, any applicable foreign or state securities laws, except pursuant to an exemption from such registration under any of the foregoing.  The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.06                   Financing.  The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.

Section 4.07                  Litigation.  There is no Action against the Purchaser, pending or, to the knowledge of the Purchaser, threatened, which would reasonably be expected to materially and adversely affect the legality, validity, enforceability or the consummation of the transactions contemplated hereby.

Section 4.08                   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V
 ADDITIONAL AGREEMENTS

Section 5.01                  Conduct of Business Prior to the Closing.  Each of the Sellers covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule, between the date hereof and the Closing, the Sellers shall conduct, and shall cause the Companies and each Subsidiary to conduct, the Business in the Ordinary Course of Business in all material respects and use their commercially reasonable efforts to preserve intact in all material respects the business organization of the Business.  Except as described in Section 5.01 of the Disclosure Schedule, the Sellers covenant and agree that between the date hereof and the Closing, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, none of the Sellers, the Companies nor any Subsidiary will take any of the following actions with respect to the Business:

(a)           (i) issue or sell any capital stock, notes, bonds or other securities of any Company or any Subsidiary (or any option, warrant or other right to acquire the same), (ii) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any outstanding securities of any Company or any Subsidiary or (iii) declare, make or pay any dividends or distributions to the holders of capital stock of any Company or any Subsidiary, other than dividends, distributions and redemptions declared, made or paid by any Company solely to a Seller or by any Subsidiary solely to a Company or another Subsidiary;

(b)           permit any Company or any Subsidiary to adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(c)           permit the Companies or the Subsidiaries to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or equity interest therein;

(d)           incur any indebtedness to third parties for borrowed money on behalf of any Company or any Subsidiary other than in the Ordinary Course of Business consistent with past practice or other indebtedness for borrowed money that will be repaid at or prior to the Closing;

(e)           amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of any Company or any Subsidiary or any timeshare documents relating to any resort that constitutes part of the Business, except in the Ordinary Course of Business;

(f)            grant or announce any increase in the salaries, bonuses or other benefits payable by any Seller, any Company or any Subsidiary to any of the Transferred Employees, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of such Seller, such Company or such Subsidiary;

(g)           enter into any termination or severance agreement, except in the Ordinary Course of Business, or change of control agreement, with any Business Employees;

(h)           change any method of accounting or accounting practice or policy used by any Company or any Subsidiary, other than such changes required by GAAP;

(i)             settle or compromise any material claims of any Seller (to the extent comprising part of the Purchased Assets), any Company or any Subsidiary;

(j)             permit any of the material insurance policies of the Companies or the Subsidiaries to be canceled or terminated or any of the coverage thereunder to lapse, without simultaneously securing replacement insurance policies which are in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(k)           dispose of or permit to lapse any material right in any Owned Intellectual Property;

(l)             except as set forth on Section 5.01(l) of the Disclosure Schedule, amend, modify or terminate any Material Contract, other than in the Ordinary Course of Business;

(m)          incur or otherwise become liable for any Assumed Intracompany Payable, other than in the Ordinary Course of Business; or

(n)           agree to take any of the actions specified in Section 5.01(a)-(m), except as contemplated by this Agreement and the Ancillary Agreements.

Section 5.02                   Access to Information.

(a)           Subject to applicable Law, from the date hereof until the Closing, the Sellers shall, and shall cause each Company and each Subsidiary, upon receiving reasonable notice from the Purchaser, permit the Purchaser and its authorized representatives, including its agents, employees, contractors, and consultants, to have reasonable access, at the sole risk of the Purchaser and during normal business hours (and without undue interference to the ordinary operations of the Business and upon receipt by the Sellers of any indemnity or other agreement or commitment from the Purchaser as the Sellers may reasonably require in the circumstances) to facilitate the transition of the business following the Closing, and to perform, at the Purchaser’s expense, inspections of and concerning the Business and the Purchased Assets as the Purchaser may deem appropriate.  Without the prior written consent of the Sellers, the Purchaser may not communicate with any employees, consultants, suppliers, financing sources or customers of the Sellers, the Companies or the Subsidiaries or Club Intrawest members, and the Purchaser shall have no right of access hereunder to the Excluded Assets without the prior written consent of the Sellers, which shall not be unreasonably withheld, conditioned or delayed.  The Purchaser and any representatives may not conduct any invasive environmental testing or sampling.  Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to disclose any information to the Purchaser if such disclosure would, in the Sellers’ sole discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b)           In order to facilitate the resolution of any claims made against or incurred by the Sellers relating to the Business, for a period of seven years after the Closing the Purchaser shall (i) retain the books and records relating to the Business, the Companies and the Subsidiaries relating to periods prior to the Closing, excluding books and records relating to the Excluded Assets and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records; provided that the Purchaser shall notify the Sellers at least 20 Business Days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Sellers the opportunity to access such books and records in accordance with this Section 5.02(b).

(c)            In order to facilitate the resolution of any claims made against or incurred by the Purchaser, any Company or any Subsidiary relating to the Business and the Purchased Assets, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Sellers’ document retention policy, the Sellers shall (i) retain the books and records relating to the Business, the respective Companies and the Subsidiaries relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser, any Company or any Subsidiary, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records; provided that the Sellers shall notify the Purchaser at least 20 Business Days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide the Purchaser the opportunity to access such books and records in accordance with this Section 5.02(c).

Section 5.03                   Confidentiality.

(a)            The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate in respect of that portion of the Information (as defined in the Confidentiality Agreement) to the extent that they relate to the Business.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

(b)           Nothing provided to the Purchaser pursuant to Section 5.02 shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement.  The Purchaser acknowledges and agrees that any information provided to the Purchaser pursuant to Section 5.02 by the Sellers, the Companies, or any Subsidiary or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c)            Each Seller acknowledges that the information, observations and data obtained by such Seller while being associated with, the Business (collectively, “Confidential Information”) are the property of the Business and agrees that the Purchaser has a protectable interest in such Confidential Information, except with respect to any information protected by attorney-client or other legal privilege held by any Seller (“Privileged Information”).  Therefore, each Seller agrees that, from and after the Closing, such Seller shall not disclose to any Person or use for its own purposes any such Confidential Information (other than Privileged Information) without the prior written consent of the Purchaser unless and to the extent that the aforementioned matters: (a) become or are generally known to and available for use by the industry other than as a result of any Seller’s acts or omissions in breach of this Agreement, (b) are required to be disclosed by judicial process, Law or listing requirement of any stock exchange, or (c) are required or requested of any Seller or its Affiliates by any banking, securities, security exchange, or other regulatory authority, self-regulatory authority in connection with any audit, examination or general inquiry.  Each Seller shall deliver to the Purchaser at such time as the Purchaser may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information and does not constitute Privileged Information which such Seller may then possess or have under its control.

(d)           The Purchaser shall materially comply with Privacy Laws in respect of any personal information disclosed to it by the Sellers, the Companies or any Subsidiary, or to which it has access in connection with evaluating or completing the transactions contemplated by this Agreement (“Transaction Personal Information”).  The Purchaser shall collect Transaction Personal Information prior to Closing only for purposes related to the transactions contemplated by this Agreement and, if the Purchaser does not elect to terminate this Agreement, for the completion of such transactions.  From the date hereof until Closing, the Purchaser shall not disclose Transaction Personal Information to any Person other than to its representatives who are evaluating and advising on the transactions contemplated by this Agreement.  If the Purchaser proceeds with the transactions contemplated by this Agreement, then the Purchaser shall not, following the Closing, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information for purposes:

(i)             other than those for which such Transaction Personal Information was collected by the Sellers, Companies or Subsidiaries (as applicable) prior to the Closing; or

(ii)            that do not relate directly to the carrying on of the Business or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

Notwithstanding any provision in this Agreement to the contrary, the covenants of Purchaser contained in this Section 5.03(d) shall survive the Closing until 60 days after the expiration of the applicable statute of limitation.

Section 5.04                   Regulatory and Other Authorizations; Notices and Consents.

(a)            The Sellers and the Purchaser shall each use their commercially reasonable efforts to promptly obtain all authorizations, consents, Governmental Orders, exemptions, declarations or approvals of, or filings with or terminations or expirations of waiting periods imposed by any Governmental Authority that may be or become necessary for its respective execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements, and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders, exemptions and approvals.

(b)           Notwithstanding anything to the contrary, the Purchaser agrees to pay all fees associated with obtaining the authorizations, consents, orders, exemptions, declarations or approvals of, or filings with or terminations or expirations of waiting periods imposed by any Governmental Authority covered by clause (a) above.

(c)           Without limiting the generality of the undertakings pursuant to Section 5.04(a), the Sellers and the Purchaser agree to use commercially reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated hereby as soon as practicable); provided that no Seller nor the Purchaser shall not be required to sell, divest or dispose of assets, properties or businesses which are material to the Sellers or the Purchaser on a combined basis with the Business, taken as a whole.  In addition, the Sellers and the Purchaser shall use commercially reasonable efforts to litigate or defend through litigation on the merits any claim (including, any administrative or judicial Action or proceeding) asserted in a tribunal or court by any party in order to challenge and to avoid entry of, or to have vacated or terminated, any decree, Governmental Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.

(d)           Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority.  To the extent reasonably possible, no party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods.  Subject to the Confidentiality Agreement and applicable Law, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement (with any confidential information redacted therefrom, with a complete copy to Sellers’ external counsel).

(e)           Any confidential or proprietary information of the Purchaser required to be provided to the Sellers under this Section 5.04, and so provided, shall be treated by the Sellers as confidential in the same manner, and subject to the same terms and conditions, as applies under the Confidentiality Agreement to confidential information of the Sellers.

(f)             The parties to this Agreement will coordinate and cooperate fully with each other in obtaining the landlord’s consent to assignment of that certain Lease, dated September 12, 2008 (as amended or otherwise modified), between Intrawest ULC, as tenant, and Landing Holding Limited and Landing Properties Limited, as landlords (the “HQ Lease”), and the Purchaser will take the steps required under the terms of the HQ Lease to satisfy the conditions to obtaining the landlord’s consent to assignment of the HQ Lease, including, without limitation, the Purchaser offering a creditworthy tenant as an assignee, or offering a creditworthy guarantor of the assignee, in satisfaction of Section 5.1 of the HQ Lease.

Section 5.05                   Transferred Names and Marks.

(a)            The Purchaser hereby acknowledges that all right, title and interest in and to all trademarks and service marks together with all variations thereof, trade names, corporate names, trade dress, domain names, and other identifiers of source containing, incorporating or associated with any of the foregoing owned by any Seller, any Company or any Subsidiary, other than the Transferred Intellectual Property (the “Retained Names and Marks”), are owned exclusively by the Sellers or its Affiliates, and that, except as expressly provided below or in the Ancillary Agreements, any and all right of the Companies and their Subsidiaries to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the respective Seller parent entity.  The Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as expressly provided herein.

(b)           The Purchaser shall, as soon as practicable after the Closing, but in no event later than 20 Business Days thereafter, unless impracticable due to local governmental procedure, cause the Companies, Club Intrawest and Club Intrawest Mexico, LLC and each Subsidiary, as applicable, to file amendments to such entities’ formation documents with the appropriate Governmental Authority to change each entity’s name to one that does not contain any of the Retained Names and Marks or any confusingly similar variation thereof, and to supply promptly any additional information and documentary materials that may be requested by the Sellers, or any Governmental Authority, with respect to such filings as well as to evidence the registration of the new entity names in all applicable jurisdictions.

(c)            The Sellers shall and hereby do grant to the Purchaser a royalty-free license for a period not to exceed 180 days after the date of the Closing, to use all of the Business’ existing stocks of signs, letterheads, advertisements and promotional materials (“Existing Stock”) containing the Retained Names and Marks, after which date the Purchaser shall cause the Business to cease using such Existing Stock.  As soon as practicable after the Closing, but in no event later than five Business Days thereafter, the Sellers and the Purchaser shall each post a mutually agreed upon co-branded page including a joint press release as well as a hyperlink back to the other party’s designated web site on one web site designated by each party.  Such co-branded page shall be maintained by each party on its designated web site for a period not to exceed 180 days after the date of the Closing.

(d)           Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by the Sellers to the Purchaser nor shall any be retained by the Companies or the Subsidiaries, and nothing hereunder permits the Purchaser, the Companies or any of the Subsidiaries to use the Retained Names and Marks on any web sites, documents, materials, products or services other than in connection with the Existing Stock.  The Purchaser shall ensure that all use of the Retained Names and Marks by the Companies and the Subsidiaries as provided in this Section 5.05 shall be only in the form and consistent with the manner in which such Retained Names and marks are used by the Sellers, and with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Business used the Retained Names and Marks prior to Closing.  The Purchaser further agrees not to change the design or composition of any part of the Existing Stock.

Section 5.06                    Environmental Representations and Warranties.  The Purchaser acknowledges that (a) the representations and warranties contained in Section 3.11 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business, including the Purchased Assets or Assumed Liabilities, and (b) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

Section 5.07                   Sole Representations.  (A) EXCEPT AS SET FORTH IN ARTICLE III HEREOF, NONE OF THE SELLERS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE (AND THE PURCHASER IS NOT RELYING ON) ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, THE COMPANIES, THE SUBSIDIARIES, THE SHARES OR ANY OF THE ASSETS OR LIABILITIES THEREOF, INCLUDING WITH RESPECT TO THE PROSPECTS, FUTURE FINANCIAL PERFORMANCE, PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (B) EXCEPT IN THE EVENT OF FRAUD, OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLERS SET FORTH IN ARTICLE IX, NONE OF THE SELLERS, THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM AND VALUATION SUPPLEMENT PROVIDED TO PURCHASER AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES, WHETHER ORALLY OR IN WRITING,  IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.  THE PURCHASER ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES HAVE BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE BUSINESS FOR THE PURPOSE OF EVALUATING THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  IN ENTERING INTO THIS AGREEMENT, THE PURCHASER ACKNOWLEDGES THAT IT HAS RELIED SOLELY UPON THE AFOREMENTIONED INVESTIGATION, REVIEW AND ANALYSIS AND NOT ON ANY FACTUAL REPRESENTATIONS OR OPINIONS OF THE SELLERS OR THEIR REPRESENTATIVES (EXCEPT THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN ARTICLE III).

Section 5.08                   Update of Disclosure Schedule.  The Sellers may, no later than five (5) Business Days prior to the Closing Date, by notice given in accordance with this Agreement, supplement or amend the Disclosure Schedule with respect to any change, event, development, circumstance or effect arising after the date of this Agreement that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein.  If, pursuant to and in accordance with Section 10.01(c), such a supplement or amendment of any section of the Disclosure Schedule materially and adversely affects the benefits to be obtained by the Purchaser upon consummation of the transactions contemplated by this Agreement or, absent such supplement or amendment, would result in a failure of the satisfaction of the conditions set forth in Section 8.02(a), the Purchaser’s sole right and remedy (including for purposes of indemnification or otherwise) with respect thereto shall be to terminate this Agreement pursuant to Section 10.01(c); but the Purchaser must exercise its termination right under this Section 5.08 within ten (10) days of receipt of the Sellers’ notice, otherwise such termination right shall be deemed waived.  The Sellers shall promptly provide any information reasonably requested by the Purchaser relating to any such supplement or amendment.

Section 5.09                  Bulk Transfer Laws.  The parties hereby waive compliance with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to, and assumption of the Assumed Liabilities by, the Purchaser.

Section 5.10                   Transition Services.  Following the Closing, certain Sellers shall provide, or cause to be provided, to the Business certain services that are currently provided by the Sellers and their Affiliates to the Business, and the Business shall provide to certain Sellers certain services that are currently being performed by the Business for such Sellers, in accordance with a mutual transition services agreement in the form mutually and reasonably agreed to by the Purchaser and the Sellers (the “Mutual Transition Services Agreement”) to be entered into by certain Sellers and the Purchaser as of the Closing.

Section 5.11                    Efforts; Further Action; Receivables and Payments Held in Trust.

(a)            The parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary to consummate and make effective the transactions contemplated by this Agreement, including obtaining third party consents, waivers and approvals, and to execute and deliver such documents and other papers as may otherwise be required to carry out the provisions of this Agreement.  Notwithstanding the foregoing, neither the Sellers nor the Purchaser shall be required to pay third parties for such consents (other than de minimis amounts and expenses of advisors incurred in connection with obtaining such consents).

(b)           As soon as reasonably practicable after Closing (to the extent not completed at Closing), the Purchaser will (i) register with the applicable Governmental Authority its interest in the Canadian Owned Real Property where applicable Law requires such registration to effect the transfers contemplated herein, and (ii) circulate to third parties all such notices, assignments, assumptions or similar instruments as may be required under such Law for the Purchaser to become fully recognized by third parties as the owner thereof, the foregoing all at the Purchaser’s sole cost and expense.

(c)            The Purchaser shall hold for the benefit of and promptly pay to Sellers all Receivables or other payments which are not Purchased Assets but which are delivered to or otherwise in the possession of the Purchaser or its Affiliates following the Closing.

(d)           The Sellers shall hold for the benefit of and promptly pay to Purchaser all Receivables or other payments which are Purchased Assets but which are delivered to or otherwise in the possession of the Sellers or their Affiliates following Closing.

(e)            Prior to the Closing, the Sellers will (i) pay and fully discharge any Intracompany Receivables owed to the Business for any period prior to the Closing, (ii) cause to be discharged and satisfied in full any Intracompany Payables owed by the Business to the Sellers or any of their respective Affiliates for any period prior to the Closing, and (iii) cause to be terminated the guarantees and other items of credit support provided by the Business for the benefit of the Sellers or any of their respective Affiliates.

Section 5.12                   Reserved.

Section 5.13                   Equitable Assignment.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to the Purchaser, as contemplated hereunder, of any Purchased Assets or Assumed Liabilities is prohibited by any applicable Laws or would require any governmental or third party Permits or consents to assign or transfer, and such Permits or consents shall not have been obtained prior to the Closing (each such Permit a “Delayed Consent,” collectively the “Delayed Consents”), this Agreement shall not constitute a sale, assignment, transfer, conveyance, assumption or delivery, or any attempted sale, assignment, transfer, conveyance, assumption or delivery, thereof.  Following the Closing, the Purchaser and the Sellers shall use commercially reasonable efforts (which shall not include, in the case of the Sellers, the payment of money or the assumption of obligations) and shall cooperate with each other, to obtain promptly the Delayed Consents; provided that all reasonable out-of-pocket expenses of such cooperation and related actions shall be paid by the Purchaser.  Pending receipt of the Delayed Consents or if such Delayed Consents are not obtained, the Purchaser and the Sellers shall cooperate with each other in any reasonable and lawful arrangements, effectively transferring to the Purchaser from and after the Closing, the rights and benefits of, and entitlements to exercise such Seller’s rights under such Purchased Assets and operations of the Business, and effectively causing the Purchaser to assume all such Assumed Liabilities, as if such assets and operations had been transferred by the Sellers to the Purchaser and all such Assumed Liabilities had been assumed by the Purchaser at Closing.  Once any Delayed Consent is obtained, the Sellers shall assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, and the Purchaser shall accept and assume such Purchased Assets and Assumed Liabilities at the Purchaser’s expense with the Purchaser responsible for all reasonable out-of-pocket costs associated therewith; provided that no additional cash consideration shall be paid by Purchaser to such Seller for such Purchased Assets.

Section 5.14                   No Solicitation; Hiring; Non-Competition.

(a)           For the 24 months following the Closing, the Sellers shall not solicit for employment or hire, and shall not permit its Affiliates and representatives to solicit for employment or hire on behalf of the Sellers or the Sellers’ Affiliates, any Transferred Employee whose employment has not been terminated by the Purchaser or its Affiliates; provided that this clause shall not prohibit general media searches for employees that are not specifically targeted to employees of the Business or the Transferred Employees.

(b)           For the 24 months following the Closing, except with respect to the Transferred Employees, the Purchaser shall not solicit for employment or hire, and shall not permit its Affiliates and representatives to solicit for employment or hire on behalf of the Purchaser or the Purchaser’s Affiliates, Persons who to the Purchaser’s knowledge were employed by the Sellers, the Companies or the Subsidiaries or their Affiliates in a supervisory or managerial capacity between the date of the Confidentiality Agreement and Closing; provided that this clause shall not prohibit general media searches for employees that are not specifically targeted to employees of the Sellers or their Affiliates.

Section 5.15                   Ancillary Agreements.  The Purchaser and the Sellers agree to execute and deliver the Ancillary Agreements to each other at Closing.

Section 5.16                   Club Board Side Letter.  Within one Business Day of the date hereof, the Purchaser shall deliver a letter to the Board of Club Intrawest, substantially in the form of Schedule 5.16 (the “Club Board Side Letter”), and offer to meet with or provide such non-confidential or commercially sensitive information about the matters covered by the letter as reasonably requested by the board of directors of Club Intrawest.

Section 5.17                   Acknowledged Obligations.  The Purchaser acknowledges and agrees that the Canadian Purchased Assets are inextricably linked to the Acknowledged Obligations as part of the Canadian Business and that, on and after Closing, the Purchaser shall be responsible for and agrees to perform the Acknowledged Obligations.

ARTICLE VI
 EMPLOYEE MATTERS

Section 6.01                   Offer of Employment.

(a)           With respect to each Business Employee who is listed in Section 3.15(a) of the Disclosure Schedule and whose principal place of employment is located in the United States or is otherwise employed by the Companies or the Subsidiaries primarily within the United States (a “U.S. Employee”), at Closing, (i) to the extent such U.S. Employee is not employed by a Company or Subsidiary, the Purchaser (or one or more subsidiaries of DRII) shall, no less than 10 Business Days before the Closing Date, offer employment to such U.S. Employee conditional on Closing and commencing as of the Closing Date, and (ii) to the extent the U.S. Employee is employed by a Company or Subsidiary, the Purchaser shall continue to employ the U.S. Employee and in both cases each U.S. Employee shall be offered employment or employed, as the case may be, in substantially the same job or position and, to the extent reasonably possible, in the same location as in effect immediately prior to the Closing Date.  Such U.S. Employee shall be offered employment, if applicable, (x) at a rate of pay at least equal to, (y) with severance entitlements, when taken as a whole, no less favorable and (z) with other employee benefits and terms and conditions of employment (including employee benefits pursuant to qualified and non-qualified retirement and savings plans, medical, life insurance, disability, dental and pharmaceutical plans and programs, deferred compensation arrangements, but excluding equity-based and long term incentive compensation plans) no less favorable, when taken as a whole, than, with respect to each of (x), (y) and (z), respectively, the applicable compensation and benefits to which the U.S. Employee is entitled as of immediately prior to Closing.  Further, and without limiting Section 6.05, the Purchaser’s offers of employment shall recognize the prior service of each U.S. Employee with the Sellers, the Companies, the Subsidiaries, their Affiliates and their respective predecessors, prior to the Closing Date for all purposes.  For purposes of this Section 6.01(a), “pay” shall include base salary or wages plus any commission, premium pay, overtime and shift differentials.  The Purchaser, at the time it extends such employment offers, shall provide appropriate information regarding employment terms and conditions to the U.S. Employees, which shall conform in all respects to the provisions of this Section 6.01.  Each U.S. Employee who (i) accepts such offer of employment or who continues employment shall become an employee of the Purchaser or its Affiliates on the Closing Date, (ii) is employed by a Company or a Subsidiary shall become directly or indirectly an employee of the Purchaser or its Affiliates on the Closing Date and (iii) is described in clauses (i) and (ii) of this sentence shall be referred to herein as a “Transferred U.S. Employee,” and all such U.S. Employees collectively shall be referred to herein as the “Transferred U.S. Employees.”

(b)            With respect to each Business Employee who is listed in Section 3.15(a) of the Disclosure Schedule and whose principal place of employment is located in Canada or is not otherwise employed by the Companies or the Subsidiaries, at Closing, (i) to the extent the Business Employee is not employed by a Company or Subsidiary, the Purchaser shall, no less than 10 Business Days before the Closing Date, offer employment to such Business Employee conditional on Closing and commencing as of the Closing Date, and (ii) to the extent the Business Employee is employed by a Company or Subsidiary, the Purchaser shall continue to employ the Business Employee and in both cases each Business Employee shall be offered employment or employed, as the case may be, in substantially the same job or position and, to the extent reasonably possible, in materially the same location as in effect immediately prior to the Closing Date.  Such Business Employee shall be offered employment, if applicable, and employed (x) at a rate of pay at least equal to, (y) with severance entitlements, when taken as a whole, no less favorable than and (z) with other employee benefits and terms and conditions of employment (including, but not limited to, employee benefits pursuant to qualified and non-qualified retirement and savings plans, medical, life insurance, disability, dental and pharmaceutical plans and programs, and deferred compensation arrangements) that are substantially similar to, and in any event are no less favorable, when taken as a whole, than the applicable compensation, severance and other benefits to which the Business Employee is entitled as of immediately prior to Closing.  Further, and without limiting Section 6.04, the Purchaser’s offers of employment shall recognize the prior service of each Business Employee with the Sellers, the Companies, the Subsidiaries, their Affiliates and their respective predecessors, prior to the Closing Date for all purposes.  For purposes of this Section 6.01(b), “pay” shall include base salary or wages plus any commission, premium pay, overtime and shift differentials.  The Purchaser, at the time it extends such employment offers, shall provide appropriate information regarding employment terms and conditions to the Business Employees, which shall conform in all respects to the provisions of this Section 6.01.  Each Business Employee who (i) accepts such offer of employment or who continues employment shall become an employee of the Purchaser or its Affiliates on the Closing Date, (ii) is employed by a Company or a Subsidiary shall become directly or indirectly an employee of the Purchaser or its Affiliates on the Closing Date and (iii) is described in clauses (i) and (ii) of this sentence shall be referred to herein as a “Transferred Non-U.S. Employee,” and all such Business Employees collectively shall be referred to herein as the “Transferred Non-U.S. Employees and, together with the Transferred U.S. Employees, the “Transferred Employees.”  The Canadian Seller shall, immediately before the Purchaser’s offer of employment to applicable Business Employees located in Canada, notify such Business Employees that their employment is terminated conditional on Closing and effective immediately prior to the Closing.

(c)            With respect to Transferred Employees who cannot continue to participate in the health or welfare benefits coverage they participated in immediately prior to the Closing Date, the Purchaser shall provide or cause to be provided, effective commencing on the Closing Date, health and welfare benefits coverage to all such Transferred Employees pursuant to the terms of this Section 6.01.  As of 12:01 a.m. on the day after the Closing Date, coverage for Transferred Employees under the Plans shall terminate (except as otherwise required by Law) and coverage under the Purchaser’s compensation and benefit plans and other programs shall commence.

(d)           From on and after the Closing Date, the Purchaser shall, or shall cause its Affiliates to: (i) honor, pay, perform and satisfy any and all Liabilities, obligations and responsibilities to, or in respect of, the employment of each Transferred Employee, including, but not limited to, such Liabilities, obligations and responsibilities arising on and after the Closing Date under the terms of any employment, consulting, retention, severance, change-of-control or any similar agreement, and in accordance with the terms thereof in effect on the Closing Date; (ii) assume, honor and be solely responsible for paying, providing and satisfying when due:  (A) all vacation, personal days, sick pay and other paid time off for Transferred Employees accrued but unused as of the Closing Date, on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Closing Date, and (B) all compensation (including salary, wages, commissions, overtime, bonuses, premium pay and shift differentials), benefits and benefits claims, severance and termination pay, and notice under all applicable Laws and under any plan, policy, practice or agreement and all other Liabilities with respect to Transferred Employees, in all cases, accrued after the Closing Date or to the extent included as current liabilities in the Adjusted Net Working Capital (as finally determined in accordance with Section 2.07).

(e)            Without limiting the Sellers’ obligations in respect of Persons employed in the Business prior to the Closing Date, the Sellers shall be responsible for:

(i)             all Liabilities for salary, wages, bonuses, commissions and other compensation relating to the employment of all Persons in the Business arising prior to the Closing Date and all Liabilities arising prior to the Closing Date under or in respect of the Employee Plans;

(ii)            all termination payments, damages for wrongful dismissal and all related costs in respect of the termination by the Sellers of the employment of any Employee who does not accept an offer of employment from the Purchaser provided pursuant to Sections 6.01(a) or (b); and

(iii)           all Liabilities for claims incurred under the Plans prior to the Closing Date.

(f)            Without limiting the Purchaser’s obligations in respect of the Transferred Employees on and after the Closing Date, the Purchaser shall be responsible for:

(i)            all Liabilities for salary, wages, bonuses, commissions, vacation pay, and other compensation relating to employment of all Transferred Employees on and after the Closing Date and all Liabilities under or in respect of the Purchaser’s Plans;

(ii)            all termination payments, damages for wrongful dismissal and all related costs in respect of the termination by the Purchaser of the employment of any Transferred Employee on or after the Closing Date;

(iii)           all Liabilities for claims for injury, disability, death or workers’ compensation by the Transferred Employees in the Business incurred on or after the Closing Date;

(iv)          all employment-related claims, penalties and assessments in respect of the Business arising out of matters which occur on or following the Closing Date.

(g)           For purposes of Section 6.01(e) and Section 6.01(f), the date on which a benefit claim is incurred will be:

(i)             in the case of a death or dismemberment claim, the actual date of death or dismemberment;

(ii)            in the case of a short term or long term disability claim, the date of occurrence of the injury or accident or the date of diagnosis of the illness or other event giving rise to such claim or series of related claims;

(iii)           in the case of extended health care benefits, including, without limitation, dental and medical treatments, the date of treatment or the date of purchase of eligible medical or dental supplies; and

(iv)          in the case of a claim for drug or vision benefits, the date the prescription was filled.

Section 6.02                  Health Care Continuation.  Following the Closing Date, the Sellers shall provide healthcare continuation coverage, to the extent required under COBRA or similar state statute or any applicable foreign Law, to all current and former employees of the Business (including all employees of the Business who are not hired by the Purchaser). In addition, the Purchaser shall provide healthcare continuation coverage, under COBRA, similar state statute or applicable foreign Law, to all Transferred U.S. Employees who become qualified beneficiaries with respect to the Purchaser’s employee benefit plans.

Section 6.03                  Welfare Plans.  For the period commencing on the Closing Date and ending on December 31, 2016: (i) the Purchaser shall cause each Transferred Employee to be entitled to receive health and welfare benefits that are no less favorable in the aggregate than those employee health and welfare benefits the Transferred Employee was entitled to receive under the health and welfare benefit plans of the Sellers immediately prior to the Closing, at employee contribution rates that are substantially similar in the aggregate to the employee contribution rates under the Sellers’ health and welfare benefit plans immediately prior to the Closing; (ii) to the extent permitted under the Purchaser’s plans, the Purchaser shall waive any waiting periods, pre-existing condition exclusions or limitations, evidence of insurability or good health or actively-at-work exclusions otherwise applicable to any Transferred Employees or their dependents or beneficiaries under any welfare benefit plans, as defined in Section 3(l) of ERISA (whether or not such plan is subject to ERISA), similar state statute or applicable foreign Law in which such Transferred Employees may be eligible to participate (other than to the extent applicable under the Plans prior to Closing); and (iii) to the extent permitted under the Purchaser’s plans, the Purchaser shall provide or cause to be provided that any costs or expenses incurred by the Transferred Employees (and their respective dependents and beneficiaries) up to (and including) the Closing Date shall be specifically applied for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.  Except as set forth under Section 6.01(e), the Purchaser shall be responsible under its employee welfare benefit plans for all amounts payable by reason of claims incurred by Transferred Employees and their eligible dependents and beneficiaries at any time after the Closing Date.  Except to the extent the Plan continues to be sponsored by one of the Companies or the Subsidiaries, the Sellers shall remain responsible for any medical insurance benefit claims incurred by Business Employees prior to the Closing Date under the Plans.  For purposes of this Section 6.03, “medical insurance benefit claims” shall not include claims for workers compensation benefits, disability benefits, sick pay benefits or supplemental pay benefits.  A claim shall be deemed incurred when the service is performed for medical claims and when a hospital stay commences for hospitalization.

Section 6.04                   Prior Service Credit.  With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by the Purchaser or its Affiliates, the Purchaser shall recognize, to the extent permitted by such plans, for all Transferred Employees from and after the Closing Date, credit for all service with the Sellers, the Companies, the Subsidiaries, their Affiliates and their respective predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

Section 6.05                   Notice of Employment Termination.  The Sellers shall be responsible for providing any notice of layoff or office or property closing, as may be required pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar local, state, provincial or foreign Law and any applicable local, state, provincial or foreign office or property closing notification statute, with respect to Business Employees, and the Sellers shall be liable for all compensation for any period of notice required by WARN or any similar local, state, provincial or foreign Law and any applicable local, state, provincial, or foreign office or plant closing notification statute.

Section 6.06                   Savings Plans.  Each Transferred Employee who is a participant in the Intrawest 401(k) Retirement Plan (the “Savings Plan”) shall cease to be an active participant under the Savings Plan effective as of the Closing Date.  Effective as of the Closing Date, the Purchaser shall have, or shall cause its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code, or any similar state, provincial or foreign Law, which includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code or the similar state, provincial or foreign Law (the “Purchaser Savings Plan”), the terms of which shall be no less favorable, in the aggregate, to the Transferred Employees than the Savings Plan.  Each Transferred Employee shall be eligible to participate in the Purchaser Savings Plan no later than the 30th day following the first day of the first calendar month following the Closing.  The Purchaser agrees to cause the Purchaser Savings Plan to accept direct transfers or rollovers of the account balance (including promissory notes evidencing any outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code) of each Transferred Employee under the Savings Plan as requested by Transferred Employees.

Section 6.07                   Reserved.

Section 6.08                  Cooperation.  The Purchaser and the Sellers will cooperate to effectuate the provisions of this Article VI, including informing and consulting with employee and/or union representatives prior to the Closing Date in accordance with, and at such time or times as shall be required under, applicable Law.  The Purchaser and the Sellers shall cooperate and consult with one another as necessary as to the content of such information and consultation.  In addition, subject to Section 5.02 and Section 5.03, the Sellers, the Companies and Subsidiaries shall reasonably cooperate with the Purchaser in allowing the Purchaser access to the Business Employees for interviews on a mutually convenient basis prior to the Closing Date, as reasonably requested by the Purchaser, to the extent permitted by applicable Law (including, without limitation, any employee consents).

Section 6.09                   No Right of Continued Employment.  This Article VI is not intended to, and shall not be deemed to confer, any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.  Nothing in this Agreement is intended to, or shall be interpreted to, create any right of employment or service or continued employment or service or any term or condition of employment or service for (i) any Transferred Employee or (ii) any other Person or otherwise limit the ability of the Purchaser or its Affiliates to terminate the employment or service of any such employee or other Person at any time with or without reason.  Except as set forth in this Article VI, nothing contained in this Agreement shall (i) require the Purchaser or any of its Affiliates (including, after the Closing, the Companies and the Subsidiaries) to maintain or continue any specific benefit or compensation plan, program, agreement or arrangement, (ii) be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, or (iii) limit the right of the Purchaser or any of its Affiliates (including, after the Closing, the Companies and the Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

ARTICLE VII
 TAX MATTERS

Section 7.01                    Tax Indemnities.

(a)            From and after the Closing, the Sellers agree to indemnify the Purchaser against, and the Sellers shall be jointly and severally liable for, all (i) Indemnified Taxes, and (ii) any Losses actually suffered or incurred by the Purchaser, to the extent arising out of or resulting from the breach of any representation or warranty made by the Sellers in Section 3.16, but, in each case, solely to the extent that such Taxes or Losses related to Taxes are in excess of the amount specifically reserved for such Taxes on the Closing Statement of Adjusted Net Working Capital.  The Purchaser shall be responsible for and shall indemnify and hold the Sellers and their Affiliates harmless against all Taxes and associated expenses not allocated to the Sellers pursuant to this Section 7.01 and any Losses actually suffered or incurred by the Sellers, to the extent arising out of or resulting from the breach of any representation or warranty made by the Purchaser in Section 4.04.

(b)           Notwithstanding anything to the contrary herein, if any Seller receives an assessment or other notice of Taxes due with respect to (i) any Purchased Asset or (ii) any Company or any Subsidiary for any Pre-Closing Period for which such Sellers are not responsible, in whole or in part, pursuant to paragraph (a) of this Section 7.01, then the relevant Seller shall provide such assessment or notice to the Purchaser, and the Purchaser shall pay such Taxes, or if the Sellers pay such Taxes, then the Purchaser, any Company or any Subsidiary shall pay to the Sellers the amount of such Taxes for which the Sellers are not responsible within five days following such payment.  In the case of a Tax that is contested in accordance with the provisions of Section 7.03, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.

Section 7.02                    Allocation of Taxes.

(a)            For purposes of this Agreement, except as provided in Section 7.07, in the case of any Straddle Period: (i) (A) the amount of any Taxes or refunds of Taxes (or credits for overpayment of Taxes) measured by income, gross receipts, payments, sales, or payroll of the Company and its Subsidiaries for the Pre-Closing Period shall be determined based on an interim closing of the books as of 11:59 p.m. on the Closing Date (and for such purposes, the taxable period of any partnership or other pass-through entity, or any non-U.S. entity in which the Company and any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), (B) the amount of other Taxes or refunds of other Taxes (or credits for overpayment of other Taxes) relating to other Taxes of the Company and its Subsidiaries or related to the Purchased Assets or the Business for the Pre-Closing Period shall be deemed to be the amount of such other Tax or refund of other Tax (or credit or overpayment) relating to other Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and (C) any Tax exemptions, allowances or deductions of any Company or any Subsidiary that are calculated on an annual or periodic basis (including depreciation and amortization deductions) shall be prorated between the Sellers and the Purchaser as of 11:59 p.m. on the Closing Date; (ii) all Taxes with respect to the Purchased Assets (other than the Companies and the Subsidiaries) shall be prorated between the Sellers and the Purchaser as of the Effective Time; (iii) all Seller Transaction Expenses shall, to the maximum extent permitted by Law, be allocated to and deducted in Pre-Closing Periods.

(b)           Tax Refunds and Tax Benefits.  Except to the extent reflected as an asset for purposes of calculating Net Working Capital and except for refunds related to the carryback of losses incurred during Post-Closing Periods (other than any such refunds attributable to the carryback of losses arising from Seller Transaction Expenses, which shall be for the benefit of the Sellers), any Tax refunds received in cash by the Purchaser, the Company or its Subsidiaries (or credits for overpayments for Tax or amounts credited against Tax to which any of the foregoing are entitled) that relate to Pre-Closing Periods will be for the benefit of the Sellers. Within five (5) calendar days after receipt of any such refund or realization of any such overpayment credit, the Purchaser will deliver an amount equal to such refund or overpayment credit (minus all reasonable out-of-pocket costs, including Taxes, incurred by Purchaser or the Company on account of such refund or credit) to the applicable Seller.  The Purchaser shall, if the Sellers so request and at the Sellers’ expense, and to the extent consistent with the provisions regarding the preparation of Tax Returns set forth in Section 7.04, cause such Company or other relevant entity to file for and to obtain and expedite the receipt of any refund to which such Seller is entitled under this Section 7.02.  The Purchaser shall permit the Sellers to participate in (at the Sellers’ expense) the prosecution of any such refund claim.

(c)           Any amount otherwise payable by the Sellers under Section 7.01 shall be net of any Tax benefit actually realized in connection with the payment of the Loss for which the Sellers are responsible under Section 7.01 by the Purchaser, its Affiliates, any Company or Subsidiary in the taxable year such Loss is realized or the two tax years immediately thereafter.

Section 7.03                    Contests.

(a)           After the Closing, the Purchaser shall promptly notify the Sellers in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim (a “Tax Contest”) on the Purchased Assets, the Business, the Purchaser, its Affiliates, the Companies or any Subsidiary for periods ending on or before or including the Closing Date which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by the Sellers under Section 7.01.  Such notice shall contain factual information (to the extent known to the Purchaser, its Affiliates, any Company or Subsidiary) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.  If the Purchaser fails to give the Sellers prompt notice of an asserted Tax liability as required by this Section 7.03, then the Sellers shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that the Sellers shall have been actually materially prejudiced as a result of such failure.

(b)           The Sellers shall have the right to control the portion of a Tax Contest for periods ending on or before the Closing Date for which Sellers may have to indemnify Purchaser pursuant to and in accordance with Section 7.01, provided, that the Sellers shall not settle or otherwise compromise any such Tax Contest without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall have the right to participate at its own expense in any Tax Contest which the Sellers control pursuant to the preceding sentence. Purchaser, the Company and the Company’s Subsidiaries shall give prompt written notice of any Tax Contest to Sellers and shall execute appropriate powers of attorney so as to allow Sellers to control and settle any such Tax Contest as described above. The Sellers shall have the right to control any Tax Contest relating to Taxes for any Straddle Period; provided that (i) the Purchaser shall have the right to participate at its own expense in any such Tax Contest to the extent the Purchaser may be responsible for the payment of any Tax in accordance with Section 7.01 directly as a result of such Tax Contest, and (ii) the Sellers shall not settle or otherwise compromise any such Tax Contest without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.04                    Preparation of Tax Returns.

(a)            The Sellers shall prepare and file (or cause the Companies and any Subsidiary to prepare and file) all Tax Returns relating to the Purchased Assets, the Business, each Company and each Subsidiary for Pre-Closing Periods. All such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Law. To the extent that any such Tax Return is a separate Tax Return of any of the Companies or the Subsidiaries, the Sellers shall deliver a draft of such Pre-Closing Tax Returns to the Purchaser for its review and comment, not less than (x) thirty (30) days for income Taxes and (y) fifteen (15) days for non-income Taxes, prior to the date on which such Pre-Closing Tax Returns are due to be filed (taking into account any applicable extensions). Sellers shall make any changes reasonably requested (as determined in the good faith judgment of the Sellers) by the Purchaser. The Sellers and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Sellers or their authorized representative(s).  The Sellers shall pay to the Purchaser any such Taxes reflected on such Pre-Closing Tax Returns no later than three Business Days prior to the due date for payment of such Taxes (provided that the Sellers shall not be required to pay to the Purchaser the amount of any non-income Taxes to the extent that the amount of such non-income Taxes has been reserved for in the Adjusted Net Working Capital (as finally determined in accordance with Section 2.07).

(b)           The Purchaser shall prepare and file (or cause the Companies and the Subsidiaries to prepare and file) all Tax Returns that relate to the Purchased Assets, the Business, the Companies or Subsidiaries for Post-Closing Periods and any Straddle Periods, it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Purchaser (including any Taxes reserved for on the Closing Statement of Adjusted Net Working Capital), except for such Taxes which are the responsibility of the Sellers pursuant to Section 7.01, which the Sellers shall pay to the Purchaser at least three Business Days prior to the due date for payment of such Taxes (provided that the Sellers shall not be required to pay to the Purchaser the amount of any non-income Taxes to the extent that the amount of such non-income Taxes has been reserved for in the Adjusted Net Working Capital (as finally determined in accordance with Section 2.07).  Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law.  With respect to any Tax Return required to be filed with respect to the Purchased Assets, the Business, the Companies or Subsidiaries after the date of the Closing and as to which Taxes are allocable to any Sellers under Section 7.01 hereof, the Purchaser shall provide the Sellers with a copy of such completed Tax Return and a statement (with which the Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to such Sellers pursuant to Section 7.01 at least thirty (30) days for income Taxes and fifteen (15) days for non-income Taxes prior to the due date (including any extension thereof) for filing of such Tax Return, and the Sellers and their authorized representative(s) shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return, and the Purchaser shall reflect, or cause to be reflected, any reasonable comments provided by the Sellers.  The Sellers and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Sellers or their authorized representative(s).

Section 7.05                   Tax Cooperation and Exchange of Information.  The Sellers and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Companies and the Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes (including any Tax Contest).  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.  The Sellers and the Purchaser shall make themselves (and subject to Section 5.02, their respective employees and representatives) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.05.  Notwithstanding anything to the contrary in Section 5.02, each of the Sellers and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in their possession (or in the possession of their Affiliates) relating to Tax matters of the Companies or any Subsidiary for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns.  After such time, before the Sellers or the Purchaser shall dispose of any such documents in their possession (or in the possession of their Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).  Any information obtained under this Section 7.05 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 7.06                   Conveyance Taxes.  Each of Purchaser and Sellers shall be responsible for 50% of any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby, other than Conveyance Taxes for which the Purchaser is eligible to claim a full Tax credit or refund (including, for greater certainty, GST and QST), which shall be 100% payable by the Purchaser. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Conveyance Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre sale filing procedure, and to obtain any exemption or refund of any such Conveyance Tax.

Section 7.07                    Additional Tax Covenants.

(a)            The parties hereto shall report for Tax and other relevant purposes the allocation of the Purchase Price as between the U.S. Shares and the remaining Purchased Assets as set forth in the definition of “Purchase Price” and shall not take any position on any Tax Return that is inconsistent therewith.

(b)           Without the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed), neither the Purchaser nor any Affiliate of the Purchaser shall (i) amend, refile, revoke or otherwise modify, or cause or permit any Company or Subsidiary to amend, refile, revoke or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the date of the Closing, (ii) initiate any discussion or examinations with any tax authority with respect to any Tax for any Pre-Closing Tax Period, or (iii) make or initiate any voluntary Tax disclosures or Tax amnesty or similar filings that could increase Taxes for which the Sellers would reasonably be expected to be liable hereunder; provided, that this Section 7.07(b) shall not limit the Purchaser nor any Affiliate of the Purchaser from initiating any discussion with, or making any disclosures or Tax amnesty or similar filings to, any tax authority with respect to any Tax for any Post-Closing Tax Period.  To the extent available, Intrawest ULC and the Purchaser shall jointly elect under Subsection 167(1) of the ETA and Section 75 of the QSTA that no GST or QST shall be payable with respect to the transfer of the Purchased Assets pursuant to this Agreement.  Intrawest ULC and the Purchaser shall make such elections in the prescribed form containing the prescribed information and the Purchaser shall file such elections in compliance with the requirements of the ETA and the QSTA.  The Purchaser shall indemnify the Sellers and their Affiliates for any taxes, penalties and interest assessed against the Sellers or their Affiliates due to Intrawest ULC not collecting any applicable GST and QST as a result of such elections or because of the failure of the Purchaser to file such elections.

(c)            In the event that the elections in Section 7.07(b) are not used, in accordance with Subsections 221(2), 228(4) and 228(6) of the ETA and Sections 423, 438 and 441 of the QSTA, the Purchaser shall not be required to pay to Intrawest ULC and Intrawest ULC is relieved of its obligation to collect from the Purchaser the GST and the QST imposed in respect of the sale of the Canadian Owned Real Property that constitutes real property or immovable as defined in the ETA or the QSTA, the responsibility for the payment thereof, if any, being exclusively assumed by the Purchaser.

(d)           To the extent permitted by applicable Tax Law, Purchaser will take all actions necessary and appropriate to cause the end of the taxable year for the Companies that began on January 1, 2015 to occur on the Closing Date (by causing the Companies to become a part of the consolidated group of Purchaser), and the Companies will take such actions necessary or appropriate to cooperate in effectuating the end of such taxable year.

(e)            Notwithstanding any other provision in this Agreement, Purchaser shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder, but only to the extent that the Purchaser provides the Sellers with five (5) Business Days’ notice prior to any such withholding of Taxes, and the Sellers shall have the opportunity to provide any applicable information and documentation in order to eliminate or reduce any such withholding.  To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Sellers or any other recipient of payment in respect of which such deduction and withholding was made.  For the avoidance of doubt, the Purchaser agrees that it is not required to and will not deduct or withhold any amounts under Section 116 of the ITA.

(f)            Purchaser shall not, and shall not permit any Company to, make any material change in the Company’s business or engage in any material transaction outside of the ordinary course of business that would reasonably be expected to result in the realization of any “subpart F income” as defined in Section 952 of the Code for the calendar year ending on December 31, 2015.

Section 7.08                   Miscellaneous.

(a)            For Tax purposes, the parties agree to treat all payments made under this Article VII, under any other indemnity provisions contained in this Agreement (including Article IX), and for breaches of representations, warranties, covenants or agreements as adjustments to the Purchase Price.  Any such payments, and any other payments that are deemed to include GST or QST, that are made to Intrawest ULC, shall be increased by the amount of any GST and QST deemed to be included in the payment.

(b)           This Article VII shall be the sole provision governing the indemnity procedures for Taxes (including any Losses relating to the breach of any representation or warranty in Section 3.16 or Section 4.04) under this Agreement.

(c)            Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII shall survive the Closing and shall remain in full force until 60 days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).  The representations and warranties in Section 3.16 and Section 4.04 shall survive the Closing until the expiration of the applicable statute of limitation.

(d)           Payments by the Sellers under this Article VII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recovered by the Purchaser, the Companies or any of the Subsidiaries or any Affiliates of the Purchaser from any third party with respect thereto.  Any payments under this Article VII by (i) the Sellers relating to the breach of any representation or warranty in Section 3.16 or (ii) the Purchaser relating to the breach of any representation or warranty contained in Section 4.04, in each case, shall be subject to the limitations in Section 9.04 that apply to claims for indemnification under Section 9.02(a) or Section 9.03(a), respectively.  Notwithstanding anything in this Agreement to the contrary, the aggregate amount of payments made by the Sellers under this Article VII shall not exceed the Purchaser Price.

ARTICLE VIII
 CONDITIONS TO CLOSING

Section 8.01                  Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)            Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser contained in this Agreement taken as a whole (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as so qualified as of the Closing, other than, in the case of (A) and (B), such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as so qualified, respectively, as of such other date, and (ii) the covenants and agreements, taken as a whole, contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b)           Governmental Approvals.  Any waiting period under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have expired or shall have been terminated;

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has the effect on the Closing Date of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting on the Closing Date the consummation of such transactions; and

(d)          Ancillary Agreements.  The Purchaser shall have executed and delivered the Ancillary Agreements to the Sellers and shall have delivered all documents and instruments required to be delivered pursuant to Section 2.06.

Section 8.02                  Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)            Representations, Warranties and Covenants.  (i) The representations and warranties of the Sellers contained in this Agreement taken as a whole (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as so qualified as of the Closing, other than, in the case of (A) and (B), such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as so qualified, respectively, as of such other date, and (ii) the covenants and agreements, taken as a whole, contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects;

(b)           Governmental Approvals.  Any waiting period under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Purchased Assets contemplated by this Agreement shall have expired or shall have been terminated;

(c)            No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(d)           Ancillary Agreements.  The Sellers shall have executed and delivered the Ancillary Agreements to the Purchaser and shall have delivered all documents and instruments required to be delivered pursuant to Section 2.05.

(e)            Consent to Assignment of Management Agreement.  The Sellers shall have obtained written consent to the assignment of that certain Restated Management Agreement between Club Intrawest and Intrawest ULC, dated March 26, 2009.

ARTICLE IX
 INDEMNIFICATION

Section 9.01            Survival of Representations and Warranties and Indemnification.  The parties, intending to modify the applicable statutes of limitations, agree that:  (a) the representations and warranties of the parties hereto contained in Section 3.01 (Organization, Authority and Qualification - Sellers), Section 3.02 (Organization, Authority and Qualification - Companies), Section 3.03 (Capitalization), Section 3.04(a) and (b) (No Violation), Section 3.18 (Brokers), Section 4.01 (Organization and Authority – Purchaser), Section 4.02(a) and (b) (No Conflict), Section 4.05 (Investment Purpose), and Section 4.08 (Brokers) of this Agreement (the “Fundamental Representations”) shall survive the Closing until the 60th day after the expiration of the applicable statute of limitation; (b) the representations and warranties of the parties hereto contained in Section 3.11 (Environmental) shall survive for a period of four years following the Closing; (c) all other representations and warranties of the parties hereto shall survive for a period of 15 months following the Closing; provided, with respect to clauses (a) through (c) above, that any claim made in good faith and with reasonable specificity in respect of representations and warranties that survive the Closing, by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive, if pursued in a reasonably diligent and timely matter, until such claim is finally and fully resolved; (e) all covenants of the Parties to be performed prior to the Closing shall expire at the Closing; and (f) all covenants of the Parties to be performed after the Closing shall expire in accordance with their respective terms.  Upon the termination of any of the survival periods set forth in this Section 9.01 above, the representations and warranties, in each case, shall terminate, together with any associated right of indemnification hereunder.

Section 9.02                  Indemnification by the Sellers.  Except as otherwise provided in this Agreement, from and after the Closing, the Purchaser and its Affiliates, and their successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers for and against, and the Sellers shall be jointly and severally liable for, any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) (each a “Loss,” collectively the “Losses”) actually suffered or incurred by them, to the extent arising out of or resulting from (a) the breach of any representation or warranty made by the Sellers contained in this Agreement, (b) the breach of any covenant or agreement by the Sellers contained in this Agreement, (c) the Excluded Assets or (d) the Excluded Liabilities.

Section 9.03                  Indemnification by the Purchaser.  The Sellers and their Affiliates (excluding the Companies and the Subsidiaries as of Closing), and their successors and assigns (each a “Sellers Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, to the extent arising out of or resulting from (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement, (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement, (c) the Assumed Liabilities, (d) the Purchased Assets (including the failure to perform any obligations under contracts, agreements, and arrangements which constitute Purchased Assets or arrangements entered into pursuant to Section 5.13), (e) the Acknowledged Obligations, or (f) the ownership or conduct of the Business by the Purchaser following the Closing, including any claim or cause of action by any third party arising before or after the Closing against any Sellers Indemnified Party with respect to the Business or the Purchased Assets or the operations of the Companies or any Subsidiary, except for claims or causes of action with respect to which the Sellers are obligated to indemnify the Purchaser Indemnified Parties pursuant to Section 9.02 hereof.  Nothing set forth in this Section 9.03 will limit any Seller’s obligations under this Agreement.

Section 9.04                   Limits on Indemnification.

(a)            No claim may be asserted nor may any Action be commenced against any party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party describing, in reasonable detail, the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.

(b)           Notwithstanding anything to the contrary contained in this Agreement:  (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.02(a) or Section 9.03(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $850,000 (the “Deductible”), after which the Indemnifying Party shall be liable only for those Losses in excess of the Deductible; (ii)  the maximum aggregate amount of indemnifiable Losses which may be recovered from the Sellers (as a group), as an Indemnifying Party or otherwise arising out of or resulting from the causes set forth in Section 9.02 or otherwise in connection with the transactions contemplated hereby shall be an amount equal to 10% of the Purchase Price (the “Cap”); provided that the Cap and the Deductible shall not apply to claims for indemnification under Sections 9.02(b), (c) and (d) or Article VII, Losses resulting from a breach of any Fundamental Representations or Fraud, but, in each such case, instead the maximum aggregate amount of indemnifiable Losses will not exceed the Purchase Price; (iii) following the Closing no party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any (A) punitive damages, (B) exemplary damages, or (C) loss of anticipated profits, (D) diminution in value, or (E) speculative or indirect damages relating to the breach or alleged breach of this Agreement or any Ancillary Agreement (other than any such damages that are payable to third parties); and (iv) notwithstanding any other provision of this Agreement to the contrary, the indemnification obligations of any Seller for any Losses resulting from Fraud shall not be subject to any of the limitations contained in this Section 9.04(b).  But, the limitations set forth in clauses (iii)(C)-(D) do not extend to such damages that constitute reasonably foreseeable direct damages arising from any Seller’s breach of this Agreement.

(c)            For all purposes of this Article IX, each Loss shall be net of (i) any insurance or other recoveries payable to (to the extent recoverable) by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit actually realized by the Purchaser, its Affiliates, any Company or Subsidiary arising in connection with the accrual or payment of such Loss in the tax year that such Loss was realized or the two tax years immediately thereafter.

(d)           For purposes of determining the amount of Losses arising from such a breach for which the Purchaser Indemnified Parties are entitled to indemnification hereunder, the representations and warranties made by the parties hereto in this Agreement shall be construed as if any qualification or limitation that is based on materiality (including, without limitation, all usages of “material”, “Material Adverse Effect” or similar qualifiers) were omitted from the text of such representation, warranty or covenant.

Section 9.05                   Notice of Loss; Third Party Claims.

(a)            An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment by a third party (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that such failure results in a detriment to the Indemnifying Party.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice to the Indemnified Party of its intention to do so.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense, subject to the control of the defense and settlement of the claim by the Indemnifying Party.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available on a reasonable basis to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.  The Indemnifying Party shall not settle such claim unless as part of such settlement there is a complete release of the Indemnified Party in respect thereof and the settlement does not impose material non-financial obligations on the Indemnified Party.  If the Indemnifying Party does not elect to assume control of a claim, and the Indemnified Party is permitted to and does assume the defense of any such claims or proceeding pursuant to this Section 9.05 and proposes to settle such claims or proceedings prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding, and in any case the Indemnified Party may not settle such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.06                   Remedies.

(a)            The Purchaser and the Sellers acknowledge and agree that, except in the event of Fraud, (i) following the Closing, the indemnification provisions of Article VII, Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of the Purchaser and the Sellers for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Sellers, after the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.  Each party hereto shall take commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.  Notwithstanding anything to the contrary, if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, whether prior to or following Closing, the Sellers shall be entitled to specific performance of the terms thereof and specific performance of the transactions contemplated hereby in addition to any other similar remedy at law or equity, and the Purchaser hereby waives any right to object to such relief as being inappropriate or inapplicable.

(b)           The Purchaser acknowledges and agrees that its sole and exclusive remedy against the Sellers for any Environmental Liability or any environmental, health or safety matter, including natural resources, related in any way to this Agreement or the transactions contemplated hereby or the Purchased Assets or the Business, following the Closing, is, without limiting the generality of Section 9.06(a) above, solely as provided in Section 9.02.

Section 9.07                  Tax Matters.  Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters (including breach of any representation or warranty in Section 3.16 or Section 4.04) shall be solely governed by Article VII and shall not be subject to the provisions of this Article IX.

ARTICLE X
 TERMINATION, AMENDMENT AND WAIVER

Section 10.01                Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)            by either the Sellers or the Purchaser if the Closing shall not have occurred by March 31, 2016 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by either the Purchaser or the Sellers in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)            by the Purchaser pursuant to Section 5.08; provided that upon exercise of the Purchaser’s right hereunder, the Sellers shall have three (3) Business Days to retract (in writing delivered to the Purchaser) the supplement or amendment giving rise to the termination right, and immediately upon such retraction, the Purchaser’s termination right shall lapse and be of no effect with respect thereto;

(d)           by the Sellers if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 45 days after the giving of written notice by the Sellers to the Purchaser specifying such breach;

(e)            by the Purchaser if the Sellers shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VIII, which breach cannot be or has not been cured within 45 days after the giving of written notice by the Purchaser to the Sellers specifying such breach; or

(f)            by the mutual written consent of the Sellers and the Purchaser.

Section 10.02               Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Section 5.03, Section 5.04(e), Section 9.04(b), this Article X and Article XI, and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE XI
 GENERAL PROVISIONS

Section 11.01                Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02                Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made when (a) delivered by hand or overnight mail with a nationally recognized overnight carrier (with written confirmation of receipt), or (b) sent by electronic mail (with written confirmation of receipt); provided that a copy is simultaneously mailed by registered mail, return receipt requested or sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or emails set forth below (or at such other address or email for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to the Sellers:

Intrawest Resorts Holdings, Inc.
1621 18th Street, Suite 300
Denver, CO 80202
Attention: Chief Legal Counsel
 Email: legal@intrawest.com

with a copy (which shall not constitute notice) to:

Dechert, LLP
 633 West 5th St, 37th Floor

Los Angeles, CA 90071
Attention: Philippe A. Phaneuf, Esq.
 Email : philippe.phaneuf@dechert.com

if to the Purchaser or DRII:

c/o Diamond Resorts International, Inc.
10600 West Charleston Blvd.
Las Vegas, Nevada 89135
Attention:  General Counsel
Email:  notices@diamondresorts.com:

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
 Attention:  Peter A. Siddiqui
Email:  peter.siddiqui@kattenlaw.com

Section 11.03                Public Announcements.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party, unless required by Law or applicable stock exchange regulation (in which case the other party shall be provided with prompt written notice of such announcement), and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 11.04               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 11.05          Entire Agreement.  This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

Section 11.06           Disclosure Schedules.

(a)            The purpose of the Disclosure Schedule is to set out the qualifications, exceptions and other information called for in this Agreement.  The parties acknowledge and agree that the Disclosure Schedule and the information and disclosures contained in it do not constitute or imply, and will not be construed as:

(i)             Any representation or warranty which is not expressly set out in the body of this Agreement;

(ii)            An admission of any liability or obligation of the Sellers;

(iii)           An admission that the information is material or is required to be disclosed;

(iv)           A standard of materiality, a standard for what is or is not in the Ordinary Course of Business, or any other standard contrary to the standards expressly set out in the body of this Agreement; or

(v)            An expansion of the scope or effect of any of the representations, warranties or covenants expressly set out in the body of this Agreement.

(b)            Disclosures of any information in the Disclosure Schedule that is not required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature.  Inclusion of an item or information in any part, section or subsection of the Disclosure Schedule is deemed to be disclosure on any other part, section or subsection where its relevance is reasonably apparent.

(c)            The qualifications, exceptions and other information in the Disclosure Schedule and the Disclosure Schedule itself, are deemed to constitute “Information” within the meaning of the Confidentiality Agreement.

Section 11.07                 Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser), as the case may be; provided, that each party (other than DRII) may assign any and all of its rights and obligations under this Agreement to one or more Affiliates of such party without the prior written consent of the other party so long as the assigning party remains responsible for all rights and obligations under this Agreement; provided further that the Purchaser and DRII may assign its rights under this Agreement to any lender of the Purchaser or DRII as security for borrowings; and, provided further, that no assignment shall limit the assignor’s obligations hereunder if any such assigned obligations are not performed in compliance with this Agreement.  Any purported assignment in violation of this Section 11.07 shall be void ab initio.

Section 11.08                Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 11.09.

Section 11.09                Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 11.10                No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (other than the express provisions of Article VI and Article IX), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 11.11                Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 11.12                Governing Law; Venue.  This Agreement, and all matters (whether in contract, tort or otherwise) arising out of or relating to this Agreement, shall exclusively be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of law principles thereof.  All Actions arising out of or relating to this Agreement or the relationship between the parties contemplated by this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; but, if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 11.13              Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14                Counterparts.  This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 11.15                Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages would not be an adequate remedy therefor.  The parties to this Agreement agree that the Purchaser shall have the right prior to the termination of this Agreement to enforce its rights and the obligations of the Sellers hereunder by an action or actions for specific performance, injunctive and/or other equitable relief.  Furthermore, the Purchaser and DRII each agree that the Sellers shall have the right prior to the termination of this Agreement to enforce their rights and the obligations of the Purchaser hereunder by an action or actions for specific performance, injunctive and/or other equitable relief.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTRAWEST U.S. HOLDINGS INC., a Delaware corporation

By:	/s/ Trevor Bruno
	Name:	Trevor Bruno
	Title:	Vice-President

INTRAWEST ULC, an Alberta unlimited liability company

By:	/s/ Trevor Bruno
	Name:	Trevor Bruno
	Title:	Vice-President

[Signatures continue on the next page.]

[Signature Page to the Purchase Agreement]

DIAMOND RESORTS CORPORATION, a Maryland corporation

By:	/s/ Howard S. Lanznar
Name: Howard S. Lanznar
Title: Chief Administrative Officer and Executive Vice President

DIAMOND RESORTS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Howard S. Lanznar
Name:	Howard S. Lanznar
Title:	Chief Administrative Officer and Executive Vice President

[Signature Page to the Purchase Agreement]